Exhibit 2.1

Execution Copy

MERGER AGREEMENT

Among

Kanbay International, Inc.,

Kanbay Consulting, LLC,

Adjoined Consulting, Inc.

and the

“Owners” named herein

February 13, 2006

i

3.26	Indebtedness and Earn-Outs	21
3.27	Officers, Directors and Employees	22
3.28	Takeover Statutes	22
3.29	Other Information	22
3.30	Owner Organization and Authority	22
3.31	Owner Authorization and Enforceability	22
3.32	No Owner Defaults or Consents	22
3.33	Owner Title to Securities	23

SECTION IV - REPRESENTATIONS AND WARRANTIES OF PARENT		23

4.1	Corporate Existence and Qualification	23
4.2	Authority, Approval and Enforceability	23
4.3	No Default or Consents	23
4.4	No Proceedings	24
4.5	Financing	24
4.6	Investment Representations	24
4.7	SEC Reports and Financial Statements	24
4.8	Capitalization	24
4.9	Absence of Material Adverse Change	25
4.10	Interim Operations of Merger Sub	25
4.11	Representations Relating to Qualification of the Merger as a Tax-Free Reorganization	25

SECTION V - OBLIGATIONS PRIOR TO CLOSING		25

5.1	Parent’s Access to Information and Properties	25
5.2	Company’s Conduct of Business and Operations	26
5.3	General Restrictions	26
5.4	Notice Regarding Changes	27
5.5	Ensure Conditions Met	28
5.6	Employee Matters	28
5.7	Hart-Scott-Rodino	28
5.8	Cooperation with Respect to Financing	28
5.9	No Shop	29
5.10	Stockholder Approval.	29
5.11	Tax Treatment.	30
5.12	Stock Options	30
5.13	Interim Financial Statements	30

SECTION VI - CONDITIONS TO THE PARTIES’ OBLIGATIONS		30

6.1	Conditions to Obligations of Adjoined	30
6.2	Conditions to Obligations of Parent	31

SECTION VII - POST-CLOSING OBLIGATIONS		32

7.1	Further Assurances	32
7.2	Publicity	33
7.3	Post-Closing Indemnity	33
7.4	Non-Disclosure.	34
7.5	Director and Officer Liability and Indemnification.	34
7.6	Key Employee Non-Compete	34
7.7	Tax Matters	36

SECTION VIII - OWNERS’ REPRESENTATIVE		36

8.1	Appointment of Owners’ Representative	36
8.2	Authority	36
8.3	Reliance	36

8.4	Indemnification and Release of Owners’ Representative	37

SECTION IX - MISCELLANEOUS		37

9.1	Limitation on Liability.	37
9.2	Confidentiality	40
9.3	Brokers	41
9.4	Costs and Expenses	41
9.5	Notices	41
9.6	Arbitration; Governing Law; Waiver of Jury Trial	42
9.7	Survival of Representations and Warranties	43
9.8	Entire Agreement; Amendments and Waivers	43
9.9	Binding Effect and Assignment	43
9.10	Exhibits and Schedules	44
9.11	Multiple Counterparts	44
9.12	References and Construction.	44
9.13	Consent to Merger	44

SECTION X - DEFINITIONS		44

10.1	Affiliate	44
10.2	Affiliated Group	44
10.3	Available Cash	44
10.4	Cause	45
10.5	Code	45
10.6	Collateral Agreements	45
10.7	Combined Business	45
10.8	Company Employees	45
10.9	Confidential Information	45
10.10	Contracts	46
10.11	Damages	46
10.12	Financial Statements	46
10.13	Funded Indebtedness	46
10.14	GAAP	46
10.15	Good Reason	46
10.16	Governmental Authorities	46
10.17	Hazardous Material	46
10.18	Income Tax	47
10.19	IRS	47
10.20	Kanbay Material Adverse Effect	47
10.21	Key Employees	47
10.22	Knowledge of the Company	47
10.23	Legal Requirements	47
10.24	Material Adverse Effect	47
10.25	Other Taxes	47
10.26	Permits	47
10.27	Person	47
10.28	Prior Acquisition Agreements	47
10.29	Properties	47
10.30	Proportionate Share	48
10.31	Service	48
10.32	Tax	48
10.33	Tax Return	48
10.34	Trade Secrets	48
10.35	Working Capital	48

LIST OF SCHEDULES

Schedule 2.5	Funded Indebtedness
Schedule 3.1	Qualifications as Foreign Corporation
Schedule 3.3(a)	Stockholder List
Schedule 3.3(b)	Option List
Schedule 3.3(c)	Subsidiaries
Schedule 3.4	Company Defaults or Consents
Schedule 3.6(a)	Employee Arrangements
Schedule 3.6(c)	Benefit Plan Liabilities
Schedule 3.6(d)	Wage and Hour Matters
Schedule 3.7	Financial Statements and Possible Audit Adjustments
Schedule 3.8	Contingent Liabilities
Schedule 3.9	Certain 2006 Actions
Schedule 3.10	Compliance with Law
Schedule 3.11	Litigation
Schedule 3.12	Leased Premises
Schedule 3.13	Material Contracts
Schedule 3.14	Insurance
Schedule 3.15	Intangible Rights
Schedule 3.16	Brokers
Schedule 3.17(a)	Permits
Schedule 3.17(b)	Environmental Claims
Schedule 3.18	Banks, Accounts and Authorized Signatories
Schedule 3.19	Customers
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Tax Matters
Schedule 3.23	Computer Systems
Schedule 3.25	Accounts Receivable
Schedule 3.26	Certain Obligations
Schedule 3.27	Employees and Compensation
Schedule 4.3	Parent Defaults or Consents
Schedule 5.3	Permitted Actions Prior to Closing
Schedule 6.2(l)	Required Consents
Schedule 6.2(n)	Specified Employees
Schedule 6.2(o)	Terminated Employees

**** The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Kanbay International, Inc. agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request. ****

LIST OF EXHIBITS

Exhibit A	-	Escrow Agreement	A-1
Exhibit B	-	Registration Rights Agreement	B-1
Exhibit C	-	Employee Non-Disclosure, Development and Non-Solicitation Agreement	C-1

**** The exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Kanbay International, Inc. agrees to supplementally furnish a copy of any omitted exhibit to the Securities and Exchange Commission upon request. ****

v

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of February, 2006, by and among (i) Kanbay International, Inc., a Delaware corporation (“Parent”), (ii) Kanbay Consulting, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), (iii) Adjoined Consulting, Inc., a Delaware corporation (“Adjoined”), and (iv) each of the stockholders of Adjoined listed on the signature pages hereto (each individually an “Owner” and collectively the “Owners”).

Recitals

A.                                   The Owners collectively own at least (i) 66.66% of the outstanding shares of Adjoined’s Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), (ii) 51% of the outstanding shares of Adjoined’s Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), and (iii) 51% of the aggregate number of outstanding shares of Adjoined’s common stock, par value $0.0001 per share (the “Common Stock”), Series A Preferred Stock and Series B Preferred Stock.

B.                                     Adjoined and its Subsidiaries (collectively the “Company”) are engaged in the business of providing strategic consulting services, IT strategy services, supply chain management, customer value management, technology and software integration, enterprise resource management, business intelligence, enterprise architecture, e-business and internet solutions and outsourcing and research services (the “Business”).

C.                                     The parties hereto desire to merge Adjoined with and into Merger Sub, with Merger Sub as the survivor, on the terms and subject to the conditions specified herein.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

SECTION I- MERGER

1.1                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 264 of the Delaware General Corporation Law (the “Corporation Law”), Adjoined shall be merged (the “Merger”) with and into Merger Sub at the Effective Time.  Following the Effective Time, the separate corporate existence of Adjoined shall cease and Merger Sub shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Adjoined in accordance with the Corporation Law.

1.2                                 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Surviving Company shall file a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3                                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the Corporation Law.

1.4                                 Certificate of Formation and Operating Agreement.

(a)                                  The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

(b)                                 The operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

1.5                                 Managers.  The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6                                 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7                                 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital stock of Adjoined or any interests in Merger Sub:

(a)                                  Each outstanding interest in Merger Sub shall be converted into and become an interest in the Surviving Company.

(b)                                 Each share of Adjoined capital stock that is held in the treasury of Adjoined (collectively the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Each share of Adjoined capital stock that is owned by Parent or Merger Sub, if any, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)                                 Subject to Section 1.7(f) hereof, each share of Adjoined Series B Preferred Stock issued and outstanding shall be converted into the right to receive from Parent, in the manner set forth in Section 1.8 and Section 2.2 hereof (i) $1.50 in cash, plus (ii) .0671 shares of Parent’s common stock, $0.001 par value per share (“Parent Common Stock”), plus (iii) the consideration specified in Section 1.7(e) hereof.  Subsequent to the Closing, Parent and the Owners’ Representative shall cooperate in good faith to implement rounding procedures for this Section 1.7(d) to ensure that, pursuant to this Section 1.7(d), (i) each holder of Adjoined Series B Preferred Stock immediately prior to the Effective Time receives an amount of cash and Parent Common Stock (valued at the Specified Price) equal to at least $2.59 multiplied by the total number of shares of Adjoined Series B Preferred Stock owned by such holder immediately prior to the Effective Time, and (ii) all holders of Adjoined Series B Preferred Stock immediately prior to the Effective Time receive, in the aggregate, a total amount of cash and Parent Common Stock (valued at the Specified Price) of not less than $25,016,191.00 (but in no event more than $25,016,195.00).

(e)                                  Subject to Section 1.7(f) hereof, each share of Adjoined capital stock issued and outstanding, including each share of Common Stock, Series A Preferred Stock and Series B Preferred Stock (other than shares of capital stock to be cancelled in accordance with Section 1.7(b) and Section 1.7(c) hereof) shall be converted into the right to receive from Parent, in the manner set forth in Section 1.8 and Section 2.2 hereof, cash and Parent Company Stock with an aggregate value (based on the Specified Price) equal to the quotient obtained by dividing (x) the remainder of (i) the “Merger Price” specified in Section 1.8 below, minus (ii) $25,016,191.00, by (y) the aggregate number of outstanding shares of Adjoined capital stock immediately prior to the Effective Time.  As of the Effective Time, all such shares of Adjoined capital stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Adjoined capital stock shall cease to have any rights with respect thereto, except the right to receive the Merger consideration specified in this Section 1.7 (the “Merger Consideration”), without interest.

(f)                                    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Adjoined capital stock held by a Person (a “Dissenting Shareholder”) who shall not have voted in favor of the Merger or consented thereto in writing or otherwise contractually waived his right of appraisal and who shall have properly demanded appraisal in accordance with the provisions of Section 262 of the Corporation Law concerning the right of holders of Adjoined capital stock to dissent from the Merger and require appraisal of their shares (“Dissenting Shares”) shall not be converted as described in Section 1.7(d) and/or Section 1.7(e) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 262 of the Corporation Law.  If, after the Effective Time, such Dissenting Shareholder withdraws demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the Corporation Law, his Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.7(d) and/or Section 1.7(e).  Adjoined shall give Parent (i) prompt notice of any demands for appraisal of shares received by Adjoined, and (ii) the opportunity to participate with Adjoined (or, subsequent to the Effective Time, the Owners’ Representative) in all negotiations and proceedings with respect to any such demands.  Adjoined (or, subsequent to the Effective Time, the Owners’ Representative) will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), settle or offer to settle any such demands.  Subject to Section 1.12, the Sellers shall be severally responsible (in accordance with each Seller’s Proportionate Share) for the excess, if any, of (x) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising out of, or incurred in connection with, Adjoined’s (or, subsequent to the Effective Time, the Owners’ Representative’s) negotiations or proceedings relating to any demand for appraisal of the Dissenting Shares, including, without limitation, any payment required to be made to any Dissenting Shareholder with respect to the settlement or resolution of any appraisal proceeding relating thereto over (y) the aggregate amount of Merger Consideration that would have otherwise been payable with respect to such Dissenting Shares pursuant to Section 1.7(d) and/or Section 1.7(e) hereof (such excess being referred to as the “Excess Appraisal Costs”).

1.8                                 Aggregate Merger Price.  As payment in full for the shares of Adjoined capital stock being acquired by Parent pursuant to the Merger, Parent shall pay, in the manner set forth in Section 2.2, the sum of (i) One Hundred Sixty-Five Million Dollars ($165,000,000.00) (the “Base Merger Price”), minus (ii) the amount of the Company’s Funded Indebtedness as of the Closing, if any, plus (iii) the amount of the Company’s Available Cash as of the Closing, minus (iv) the excess, if any, of $9,000,000 (the “Target Working Capital Amount”) over the Company’s Working Capital as of the Closing, plus (v) the excess, if any, of the Company’s Working Capital as of Closing over the Target Working Capital Amount, minus (vi) $7,600,000.00 (which the parties acknowledge satisfies the Company’s deemed purchase price “earn-out” obligations under the Gazelle Agreement) (such sum is herein referred to as the “Merger Price”), subject to further adjustment as provided in Section 7.3 hereof.  Subject to the other provisions of this Agreement, Parent shall pay the Merger Price by delivering to (i) the Escrow Agent $10,150,000 in cash and 452,558 shares of Parent Common Stock and (ii) the Exchange Agent a cash amount equal to 58% of the Merger Price (it being agreed that the Estimated Merger Price shall be used until the Merger Price shall become final pursuant to Section 1.11 hereof), minus the $10,150,000 in cash to be delivered to the Escrow Agent, and a number of shares of Parent Common Stock equal to the remainder of (1) the quotient of (x) 42% of the Merger Price (it being agreed that the Estimated Merger Price shall be used until the Merger Price shall become final pursuant to Section 1.11 hereof), divided by (y) $16.241 (the “Specified Price”), minus (2) the 452,558 shares of Parent Common Stock to be delivered to the Escrow Agent.  Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.  At Closing, after payments have been made to Dissenting Shareholders, if any, not less than 42% of the aggregate Merger Price shall be in the form of Parent Common Stock (based on the Specified Price).

1.9                                 Estimated Merger Price.  Not later than two business days prior to the scheduled Closing Date, Parent and Adjoined shall jointly and in good faith estimate the Merger Price (the “Estimated Merger Price”).  Parent and Adjoined shall acknowledge the Estimated Merger Price in a writing that specifies the estimated Working Capital, Available Cash and Funded Indebtedness (if any) reflected therein.  Adjoined shall provide to Parent and its representatives any working papers, trial balances and similar materials available to or prepared by Adjoined or its representatives in connection with Adjoined’s estimate of the Merger Price hereunder.

1.10                           Post-Closing Review of Merger Price.  As soon as practical (and in no event later than 60 days after the Closing Date), Parent shall cause to be prepared and delivered to the Owners’ Representative (i) if and only if Parent obtains such audited balance sheet within 60 days after the Closing Date, an audited balance sheet of the Company as of the Closing, accompanied by a report of a recognized firm of certified public accountants to the effect that the balance sheet reflects fairly in all material respects the financial condition of the Company immediately after Closing, and (ii) a calculation of the Merger Price, including such schedules and data as may be appropriate to support such calculation and specifically setting forth Parent’s calculation of the Company’s Available Cash, Working Capital and Funded Indebtedness as of the Closing, all in accordance with the terms of this Agreement.  The Owners’ Representative and the Owners’ Accountants shall be entitled to review Parent’s calculation of the Merger Price, and any working papers, trial balances and similar materials relating thereto prepared by Parent or its accountants.

1.11                           Disputes.  The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Merger Price:

(i)                                     Within 60 days after delivery to the Owners’ Representative of Parent’s calculation of the Merger Price pursuant to Section 1.10, the Owners’ Representative may deliver to Parent a written report (the “Owners’ Report”) prepared, at the option of the Owners’ Representative, by themselves or PricewaterhouseCoopers LLP (the “Owners’ Accountants”) advising Parent either that such preparers (A) agree with Parent’s calculation of the Merger Price, or (B) deem that one or more adjustments are required.  If Parent shall concur with the adjustments proposed in the Owners’ Report, or if Parent shall not object thereto in a writing delivered to the Owners’ Representative within 30 days after Parent’s receipt of the Owners’ Report, the calculation of the Merger Price set forth in such Owners’ Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.  If the Owners’ Representative do not submit an Owners’ Report within the 60-day period provided herein, then the Merger Price as calculated by Parent shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

(ii)                                  In the event that the Owners’ Representative submit an Owners’ Report and Parent and the Owners’ Representative are unable to resolve the disagreements set forth in such report within 30 days after the date of the Owners’ Report, then such disagreements shall be referred to the Miami, Florida office of BDO Seidman, LLP or another recognized firm of independent certified public accountants selected by mutual agreement of the Owners’ Representative and Parent (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Merger Price shall be final and shall not be subject to further review, challenge or adjustment absent fraud.  The Settlement Accountants shall use their best efforts to reach a determination not more than 60 days after such referral.

(iii)                               Each party shall pay its own costs and expenses incurred in connection with this Section 1.11.  Parent and the Sellers (severally in accordance with each Seller’s Proportionate Share) shall each pay one half of the costs and expenses of the services of the Settlement Accountants.

1.12                           Post-Closing Merger Price and Excess Appraisal Costs Payments.  Subject to this Section 1.12, the Sellers shall be severally responsible (in accordance with each Seller’s Proportionate Share) for the excess, if any, of (x) the Estimated Merger Price, over (y) the Merger Price (such excess being referred to as the “Merger Price Shortfall”).  If the Merger Price is greater than the Estimated Merger Price, then Parent shall pay to the Owners’ Representative (for redistribution to Adjoined’s pre-Closing stockholders) an amount equal to the amount of such excess (it being agreed such excess shall be paid 58% in cash and 42% in Parent Common Stock valued at the Specified Price).  Parent agrees that it shall seek the first $1,000,000 of Merger Price Shortfall and Excess Appraisal Costs (in the aggregate) solely from the Escrow Fund.  If the aggregate Merger Price Shortfall and Excess Appraisal Costs exceed $1,000,000, then Parent may (but shall not be obligated to) (i) claim such excess under the Escrow Agreement, or (ii) require each Seller to severally pay (in accordance with such Seller’s Proportionate Share) such excess.  If the aggregate Merger Price Shortfall and Excess Appraisal Costs are less than $1,000,000, then the Owners’ Representative and Parent shall promptly instruct the Escrow Agent to pay to the Sellers (in accordance with each Seller’s Proportionate Share) the excess of (x)

$1,000,000, over (y) the aggregate Merger Price Shortfall and Excess Appraisal Costs.  Any payments made pursuant to this Section 1.12 shall be made (i) 42% by the cancellation or delivery of Parent Common Stock (valued at the Specified Price), as applicable, and (ii) 58% by wire transfer of immediately available funds to the account or accounts designated by the receiving party not later than five (5) business days after the date upon which the Merger Price shall become final and binding upon the parties.

SECTION II- CLOSING

2.1                                 Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at 9:00 a.m., local time, on the fifth (5th) business day after all the conditions stated in Section VI of this Agreement shall have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction of such conditions), at the Chicago offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601.  The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”  The Closing shall be deemed completed as of 11:59 p.m. local time on the evening of the Closing Date.

2.2                                 Exchange Procedures.

(a)                                  Subject to the other provisions of this Agreement, at and upon the Effective Time of the Merger, Parent shall deposit with American Stock & Trust Company or another bank or trust company reasonably acceptable to the Owners’ Representative (the “Exchange Agent”) certificates representing the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger; provided, however, that (i) an aggregate of $10,150,000 in cash and 452,558 shares of Parent Common Stock (together with any investment proceeds thereon, collectively the “Escrow Fund”) otherwise payable to Adjoined’s stockholders pursuant to Section 1.7(e) hereof shall instead be delivered to American Stock & Trust Company, as escrow agent (the “Escrow Agent”), (ii) Adjoined shall, by written notice with reasonable supporting documentation, direct Parent to deliver a portion of the cash component of the Merger Price to satisfy all unpaid Transaction Expenses incurred by or on behalf of the Company (it being agreed that any such directed payments shall reduce on a dollar-for-dollar basis the Merger Price otherwise payable to Adjoined’s stockholders pursuant to Section 1.7(e) hereof, and that the liabilities retired with such directed payments shall not be reflected in the calculation of the Company’s Working Capital at Closing), and (iii) Parent shall deduct from the cash component of the Merger Price otherwise payable to any Adjoined stockholder the amount of any then outstanding note receivable due Adjoined from such stockholder.  The Escrow Fund and any directed payments pursuant to clause (ii) of the preceding sentence shall reduce each Seller’s Proportionate Share of the Merger Price otherwise payable to Adjoined’s stockholders pursuant to Section 1.7(e) hereof.  The Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).  The Merger Consideration, exclusive of the Escrow Fund, is referred to herein as the “Exchange Fund.”

(b)                                 Each holder of a certificate formerly representing shares of Adjoined capital stock (other than Dissenting Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to the cash consideration and a certificate representing Parent Common Stock into which the shares of Adjoined capital stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled.  The Exchange Agent shall accept such certificate representing shares of Adjoined capital stock upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices.  Until surrendered as contemplated by this Section 2.2(b), each certificate representing shares of Adjoined capital stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and Parent Common Stock upon such surrender.  Parent shall not be obligated to deliver the consideration to which any former holder of Adjoined capital stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Adjoined capital stock for exchange as provided in this Section 2.2.  If any certificate for shares of Adjoined capital stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)                                  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Adjoined capital stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)                                 Former stockholders of Adjoined shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent stockholders until such holders have exchanged their certificates representing Adjoined capital stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.  Until surrendered for exchange in accordance with the provisions of this Section 2.2, each certificate theretofore representing shares of Adjoined capital stock (other than Dissenting Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock and cash as set forth in this Agreement.  No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Adjoined capital stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Adjoined capital stock shall surrender such certificate.  Subject to the effect of applicable laws, following surrender of any such certificates of Adjoined capital stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(e)                                  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Adjoined for six months after the Effective Time shall be paid to Parent.  Any stockholders of Adjoined who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent for payment of cash, shares of Parent Common Stock, and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Adjoined capital stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon; provided that, subject to applicable state escheat law or unclaimed property law, any holder of a certificate formerly representing shares of Adjoined capital stock who later surrenders such certificate (or customary affidavits and indemnification regarding a loss or destruction of such certificate) to Parent shall, upon acceptance thereof, be entitled to receive a certificate representing Parent Common Stock and cash into which the shares of Common Stock shall have been converted pursuant to this Agreement as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled and any unpaid dividends and distributions on Parent Common Stock to which such holder is entitled.

(f)                                    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Adjoined capital stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Adjoined capital stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

2.3                                 Anti-Dilution Provisions.  In the event Parent or Adjoined changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Adjoined capital stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Adjoined capital stock, as the case may be, and the record date therefor shall be prior to the Effective Time, the amount of cash Merger Consideration and Parent Common Stock Merger Consideration per share of Adjoined capital stock shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that stockholders of Adjoined who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such stockholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

2.4                                 No Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Adjoined capital stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of the same class of Adjoined capital stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Specified Price.

2.5                                 Payment of Funded Indebtedness.  Adjoined represents and warrants to Parent that all Contracts evidencing Funded Indebtedness of the Company are set forth on Schedule 2.5 hereto.  Adjoined will use all reasonable commercial efforts to provide to Parent, at least three business days prior to the scheduled Closing Date, customary pay-off letters from all holders of Funded Indebtedness (which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original stock certificates, promissory notes or other evidences of indebtedness marked canceled), and make arrangements, reasonably satisfactory to Parent and its lenders, for such holders to provide to Adjoined recordable form lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by Parent upon the repayment of all such Funded Indebtedness.

2.6                                 Closing Deliveries.

(a)                                  At the Closing, Adjoined shall deliver or cause to be delivered to Parent:

(i)                                     the written resignations, effective as of the Effective Time, of such directors and officers of Adjoined and its Subsidiaries as Parent shall direct in writing to Adjoined at least three (3) business days prior to the scheduled Closing Date;

(ii)                                  a certificate executed by Adjoined to the effect that the conditions set forth in Section 6.2(a) have been satisfied;

(iii)                               constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information pertaining to the Company and within the possession of Adjoined, any of its Subsidiaries, or any of their respective Affiliates (collectively, the “Records”); provided, however, that the Owners’ Representative may retain (and, subsequent to the Closing, the Surviving Company shall provide the Owners’ Representative with reasonable access to and the right to copy) (1) copies of any Tax Returns and Records relating thereto; (2) copies of any Records that any of Adjoined’s stockholders are reasonably likely to need for complying with Legal Requirements; and (3) copies of any Records that in the reasonable opinion of the Owners’ Representative will be required in connection with the performance of the covenants set forth in this Agreement;

(iv)                              the Certificate of Merger, duly executed by Adjoined;

(v)                                 the Escrow Agreement, duly executed by the Owners’ Representative;

(vi)                              an updated Schedule 3.3(a) showing the number of shares of each class of outstanding Adjoined capital stock and the holders thereof immediately prior to the Closing;

(vii)                           a FIRPTA Certificate of Adjoined, in form and substance reasonably satisfactory to Parent; and

(viii)                        such other documents and instruments as may be required of Adjoined by any other provision of this Agreement or as may reasonably be required of Adjoined in order to consummate the Merger.

(b)                                 At the Closing, Parent shall deliver or cause to be delivered to the Owners’ Representative:

(i)                                     a certificate executed by Parent and Merger Sub to the effect that the conditions set forth in Section 6.1(a) have been satisfied;

(ii)                                  the Certificate of Merger, duly executed by Merger Sub;

(iii)                               the Escrow Agreement, duly executed by Parent;

(iv)                              the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”); and

(v)                                 such other documents and instruments as may be required of Parent and/or Merger Sub by any other provision of this Agreement or as may reasonably be required of Parent and/or Merger Sub in order to consummate the Merger.

2.7                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

(i)                                     by the mutual written consent of Parent and Adjoined; or

(ii)                                  by Parent by giving written notice to Adjoined at any time (A) in the event Adjoined has breached any representation, warranty, covenant or agreement contained in this Agreement, such breach results or could reasonably be expected to result in a Material Adverse Effect, Parent has notified Adjoined of the breach, and the breach has continued uncured for a period of 15 days after the notice thereof, or (B) if the Closing shall not have occurred on or before April 30, 2006 by reason of the failure to satisfy any condition precedent under Section 6.2 hereof (unless the failure results primarily from Parent breaching any representation, warranty, covenant or agreement contained in this Agreement); or

(iii)                               by Adjoined by giving written notice to Parent at any time (A) in the event Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, such breach results or could reasonably be expected to result in a Kanbay Material Adverse Effect, Adjoined has notified Parent of the breach, and the breach has continued uncured for a period of 15 days after the notice thereof, or (B) if the Closing shall not have occurred on or before April 30, 2006 by reason of the failure to satisfy any condition precedent under Section 6.1 hereof (unless the failure results primarily from Adjoined breaching any representation, warranty, covenant or agreement contained in this Agreement).

2.8                                 Effect of Termination.  The provisions of Section VIII and Sections 9.2 through 9.6 shall survive any termination pursuant to Section 2.7.  Termination of this Agreement pursuant to Section 2.7 shall terminate all of the parties’ obligations hereunder; provided however, that any termination pursuant to Section 2.7 shall not relieve any party hereto of any liability for such party’s breach of this Agreement.

SECTION III- REPRESENTATIONS AND WARRANTIES OF ADJOINED AND OWNERS

A.                                   Adjoined Representations.  Adjoined hereby represents and warrants to Parent and Merger Sub that, as of the date hereof:

3.1                                 Corporate Existence and Qualification.  Adjoined is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Adjoined has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such Properties are presently located and such business is presently conducted.  Neither the character of the Company’s Properties nor the nature of the Company’s business requires Adjoined to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.1 attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and Adjoined is qualified as a foreign corporation and in good standing in each jurisdiction listed in Schedule 3.1.

3.2                                 Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by Adjoined, and Adjoined has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements.  This Agreement and each Collateral Agreement to which Adjoined is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Adjoined, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.  The execution, delivery and performance of this Agreement and the consummation by Adjoined of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Adjoined (including approval of Adjoined’s board of directors and stockholders) and, except for the notice required by Section 228 of the Corporation Law, no other corporate proceedings on the part of Adjoined are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby.

3.3                                 Capitalization and Corporate Records.

(a)                                  Adjoined’s authorized capital stock consists of (i) 16,934,285 shares of preferred stock, $.00001 par value, of which 7,275,523 have been designated as “Series A Preferred Stock” and 9,658,762 have been designated as “Series B Preferred Stock,” and (ii) 50,000,000 shares of Common Stock.  As of the date hereof, Adjoined has issued and outstanding 19,346,893 shares of Common Stock, 7,275,523 shares of Series A Preferred Stock, and 9,658,761 shares of Series B Preferred Stock.  All issued and outstanding shares of Adjoined’s capital stock are owned of record as set forth on Schedule 3.3(a) hereto.  All of the outstanding shares of Adjoined’s capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Adjoined, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”).  Except as set forth on Schedule 3.3(a), no shares of Adjoined capital stock are held in Adjoined’s treasury.

(b)                                 Except as set forth on Schedule 3.3(b), there are no outstanding subscriptions, options, convertible securities, warrants, calls or similar agreements relating to any shares of capital stock of Adjoined.  Schedule 3.3(b) sets forth a true and complete listing of all outstanding Adjoined stock options, including (i) the name of the holder thereof, (ii) the number and class and/or series of Adjoined capital stock subject thereto, (iii) the per share exercise price, (iv) the date of grant, and (v) any applicable vesting schedule.

(c)                                  Except for the subsidiaries of Adjoined set forth on Schedule 3.3(c) (the “Subsidiaries”), Adjoined does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person.  Schedule 3.3(c) hereto sets forth the name of each Subsidiary, the number of shares of each Subsidiary’s authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or equity holders, the number of shares of stock owned by each shareholder or the amount of equity owned by each equity holder and, with respect to each Subsidiary, the jurisdiction in which it was incorporated or organized.  The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares represented as being owned by Adjoined or another Subsidiary are owned by it free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever (“Liens”), except as set forth in Schedule 3.3(c) hereto.  There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock of any Subsidiary or other securities convertible into shares of capital stock of any Subsidiary or other equity security of any Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization.  Each Subsidiary has the corporate or limited liability company, as applicable, power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.  Neither the character of any Subsidiary’s properties nor the nature of any Subsidiary’s business requires any Subsidiary to be duly qualified to do business as a foreign corporation, or other entity, in any jurisdiction outside those identified in Schedule 3.3(c) attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and each Subsidiary is qualified as a foreign corporation, or other entity, and in good standing in each jurisdiction listed in Schedule 3.3(c).

(d)                                 The copies of the Certificate of Incorporation, Bylaws or organizational documents, as the case may be, of Adjoined and the Subsidiaries provided to Parent are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  The stock and minute books of Adjoined and the Subsidiaries made available to Parent for review were correct and complete in all material respects as required by law as of the date of such review, no further entries have been made through the date of this Agreement, and such stock and minute books contain an accurate record of all material corporate actions of the stockholders and directors (and any committees thereof) of Adjoined and the Subsidiaries taken by written consent or at a meeting since Adjoined’s inception or, if applicable, the date of Adjoined’s acquisition of the Subsidiary.  All material corporate actions taken by the Company have been duly authorized or ratified as required by law.

3.4                                 No Company Defaults or Consents.  Except as otherwise set forth in Schedule 3.4 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i)                                     violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of Adjoined or any Subsidiary;

(ii)                                  violate any Legal Requirements applicable to Adjoined or any Subsidiary in any material respect;

(iii)                               violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to Adjoined or any Subsidiary;

(iv)                              require Adjoined or any Subsidiary to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority;

(v)                                 result in the creation of any Lien on any Properties of Adjoined or any Subsidiary; or

(vi)                              solely as a result of a change of control of the Company as a result of the Merger, without any other action by Parent or the Surviving Company following the Merger, result in any payment obligation of the Company.

3.5                                 No Proceedings.  No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain Adjoined or any

Subsidiary or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against Adjoined, any of its Subsidiaries or their Properties as a result of the consummation of this Agreement.

3.6                                 Employee Benefit Matters.

(a)                                  Schedule 3.6(a) provides a list of each of the following, if any, which is sponsored, maintained or contributed to by Adjoined or any Subsidiary for the benefit of any of their employees or agents, which has been so sponsored, maintained or contributed to at any time since Adjoined’s inception, or, to the Knowledge of the Company, with respect to which Adjoined or any Subsidiary has or could reasonably be expected to have any actual or contingent liability:

(i)                                     each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and,

(ii)                                  each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement or program which is not described in Section 3.6(a)(i), including any compensation arrangement with any of the Owners or their Affiliates relating to the transactions contemplated hereby (“Benefit Program or Agreement”).

(b)                                 Adjoined has made available to Parent true, correct and complete copies of each Plan and each Benefit Program or Agreement and, to the extent applicable, (i) plan documents and related trusts or insurance contracts including all amendments thereto; (ii) the three most recent reports on Form 5500; (iii) the summary plan description and any summaries of material modifications; (iv) the most recent IRS determination letter; and (v) the applicable service agreements.

(c)                                  Except as otherwise set forth in Schedule 3.6(c),

(i)                                     The Company and each other entity which together with the Company is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) do not contribute to or have an obligation to contribute to, and the Company and each ERISA Affiliate have not at any time contributed to or had an obligation to contribute to, and the Company and each ERISA Affiliate do not have any actual or contingent liability under (x) a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (y) a Plan subject to Title IV of ERISA, or (z) any Plan in which stock of Adjoined or any of the Subsidiaries is or was held as a plan asset;

(ii)                                  The Company has performed in all material respects all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements and, to the Knowledge of the Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(iii)                               All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv)                              Each of the Plans intended to be qualified under Section 401 of the Code has either (A) received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which is reasonably likely to adversely affect such favorable determination letter, or (B) is maintained under a prototype plan that has been approved by the Internal Revenue Service;

(v)                                 There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(vi)                              All contributions required to be made to the Plans or Benefit Programs or Agreements pursuant to their terms and provisions and applicable law have been made timely;

(vii)                           The Company has complied in all material respects with (x) the health care continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (y) the requirements of the Family Medical Leave Act of 1983, as amended, and (z) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to Company employees;

(viii)                        To the Knowledge of the Company, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company, any Owner or any officer, director or employee thereof to a material tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)                                To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Authority;

(x)                                   Each trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code and that funds a Plan satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(xi)                                The Company does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by law;

(xii)                             Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment (or other form of compensation or benefit) upon termination of services which would not be payable (or provided) in the absence of the consummation of the transactions contemplated by this Agreement, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii)                          To the Knowledge of the Company, the Company and each ERISA Affiliate have not incurred any liability or taken any action, and no action or event has occurred that could reasonably be expected to cause the Company or any ERISA Affiliate to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA; and

(xiv)                         Since January 1, 2002, there have not been any (i) work stoppages, labor disputes or other material controversies between the Company and its employees, (ii) labor union grievances or, to the Knowledge of the Company, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Company, threatened.

(d)                                 Except as otherwise set forth in Schedule 3.6(d), the Company (i) complies and has complied in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments; and (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing.

3.7                                 Financial Statements.

(a)                                  Adjoined has made available to Parent true, correct and complete copies of the Company’s audited consolidated Financial Statements as of and for the years ended December 31, 2002, 2003 and 2004 (the “Audited Financial Statements”).  The Audited Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Company on a consolidated basis as of the respective dates of and for the periods referred to in such Audited Financial Statements in conformity with GAAP (except as may be indicated therein or in the notes thereto).

(b)                                 Adjoined has delivered to Parent a true and complete copy of Financial Statements with respect to the Company and its business as of and for the year ended December 31, 2005 (the “Company Financial Statements”), and said Company Financial Statements are attached hereto as Schedule 3.7.  The Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company on a consolidated basis as of and for the year ended December 31, 2005 in accordance with GAAP except as disclosed therein and except for (i) normal, recurring adjustments, none of which will be material, (ii) the omission of footnote disclosures required by GAAP, and (iii) other possible audit adjustments set forth on Schedule 3.7.  When delivered, the Financial Statements with respect to the Company and its business as of and for the year ended December 31, 2005 that are accompanied by a report of PricewaterhouseCoopers LLP will be consistent in all material respects with the Company Financial Statements, subject to the possible audit adjustments set forth on Schedule 3.7.

(c)                                  The accounting records of the Company fairly reflect in all material respects, in accordance with any applicable requirements of GAAP, (i) all transactions relating to the Company and (ii) all items of income and expense, assets and liabilities and accruals relating to the Company.  The Company has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

(d)                                 Significant deficiencies in the financial reporting of the Company which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in financial reporting, have been adequately and promptly disclosed to the independent accountants and management of the Company as required by applicable Legal Requirements.

3.8                                 No Undisclosed Liabilities.  Except for (i) the liabilities reflected on the Company’s December 31, 2005 balance sheet included in the Company Financial Statements, (ii) trade payables, accrued expenses and other liabilities incurred by the Company in the ordinary course of business since December 31, 2005 (the “Balance Sheet Date”), it being agreed that any material expense or liability incurred by reason of violation of Legal Requirements, breach of Contract or tort shall in no event be deemed incurred in the ordinary course of business, (iii) executory contract obligations under (x) Contracts listed on Schedule 3.13, and/or (y) Contracts not required to be listed on Schedule 3.13, (iv) the liabilities reflected on Schedule 3.8 hereto, (v) liabilities that will be reflected in the Company’s Working Capital as of Closing, and (vi) liabilities and obligations for Transaction Expenses, the Company does not have any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

3.9                                 Absence of Certain Changes.

(a)                                  Except as otherwise set forth in Schedule 3.9 attached hereto, since the Balance Sheet Date, neither Adjoined nor any Subsidiary has done any of the following:

(i)                                     merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)                                  purchased any securities of any Person;

(iii)                               created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Funded Indebtedness, made any investment in any Person, or, except for advances to employees in the ordinary course of business consistent with past practices, made any loan or advance to any Person;

(iv)                              made any change in any existing election, or made any new election, with respect to any Tax law in any jurisdiction which election could reasonably be expected to have an effect on the Tax treatment of the Company or the Company’s business operations;

(v)                                 terminated any material Contract;

(vi)                              sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practices, or (ii) pursuant to any Contract specified in Schedule 3.13;

(vii)                           settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)                        incurred or approved, or entered into any Contract to make, any expenditures in excess of $100,000 (other than Contracts with independent contractors entered into in the ordinary course of business consistent with past practice or those required pursuant to any Contract specified in Schedule 3.13);

(ix)                                maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods, or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)                                   adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)                                suffered any extraordinary losses or waived any rights of material value;

(xii)                             made any payment to any Affiliate (other than a Subsidiary) or forgiven any indebtedness due or owing from any Affiliate (other than a Subsidiary) to the Company;

(xiii)                          (A) provided discounts on pricing or receivables other than in the ordinary course of business consistent with past practices, (B) accelerated or delayed the collection of receivables in any material respect, (C) delayed the payment of accrued expenses, trade payables or other liabilities in any material respect, or (D) changed in any material respect the Company’s practices in connection with the marketing, performance or pricing of its Services, the payment of payables and/or the collection of receivables;

(xiv)                         engaged in (A) any material activity or transaction with an Affiliate (other than a Subsidiary), or (B) any material activity or transaction outside the ordinary course of business;

(xv)                            declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)                         amended its charter, bylaws or other organizational documents;

(xvii)                      issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii)                   committed to do any of the foregoing.

(b)                                 Since the Balance Sheet Date, there has not been:

(i)                                     any event, circumstance or change that had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; or

(ii)                                  any damage, destruction or loss (whether or not covered by insurance) which had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.10                           Compliance with Laws.  Except as otherwise set forth in Schedule 3.10, the Company is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Company.  Except as otherwise set forth in Schedule 3.10, neither Adjoined nor any Subsidiary (x) has since January 1, 2003 received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, (y) is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or material breach or violation of, any Legal Requirement or Permit applicable to the Company, and (z) to the Knowledge of the Company, no formal or informal investigation or review related to the Company is being or has been conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending nor threatened against or affecting the Company.

3.11                           Litigation.  Except as set forth on Schedule 3.11, there are no claims, actions, suits, mediations, arbitrations, proceedings (regulatory or otherwise), known investigations (regulatory or otherwise) or other litigation pending or, to the Knowledge of the Company, threatened against (i) the Company, (ii) to the Knowledge of the Company, any of Adjoined’s officers, directors or employees in their capacity as such or that would materially affect the performance of their respective duties with respect to the Company, or (iii) to the Knowledge of the Company, any customer of the Business with respect to services supplied by the Company.  Except as set forth on Schedule 3.11, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority or before any arbitrator relating to the Company or any of its Properties.  Except as set forth on Schedule 3.11, the Company has not entered into any agreement to settle or compromise any claims, actions, suits, mediations, arbitrations, proceedings (regulatory or otherwise), inquiries (regulatory or otherwise), investigations (regulatory or otherwise) or other litigation pending or threatened against it with respect to the Company or any of its Properties which involved any obligation other than the payment of money and for which the Company has any continuing obligation.

3.12                           Real Property.

(a)                                  The Company does not own any real property.

(b)                                 Schedule 3.12 sets forth a list of all leases, licenses or similar agreements relating to the Company’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Parent, in each case setting forth the lessor and lessee thereof, the date of the Lease, and the street address of each property covered thereby (the “Leased Premises”).  The Leases are in full force and effect and have not been amended in writing or otherwise, and, except as set forth on Schedule 3.12, neither the Company nor, to the Knowledge of the Company, any other party thereto is in material default or breach under any such Lease.  To the Knowledge of the Company, except as set forth on Schedule 3.12, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to cause a material breach of or default by the Company under any such Lease.

(c)                                  With respect to each of the Leased Premises, (i) the portions of the buildings located on the Leased Premises that are used in the business of the Company are in all material respects in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current normal business activities as conducted thereon; and (ii) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any Governmental Authority which may affect any of the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.

3.13                           Material Contracts.

(a)                                  Except as otherwise set forth in Schedule 3.13, neither Adjoined nor any Subsidiary is a party to or bound by any of the following:

(i)                                     any Contract for capital expenditures by the Company in excess of $100,000 in the aggregate;

(ii)                                  any personal property lease or license that requires the payment of more than $50,000 in any year and has an unexpired term in excess of one year with respect to any Properties, whether as lessor, lessee, licensor or licensee;

(iii)                               any Contract relating to the borrowing of money, or the guarantee of any obligation, or the deferred payment of the purchase price of any Properties, any currency exchange, commodities or other hedging agreement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv)                              any shareholder, partnership, joint venture, limited liability company operating or similar entity governance agreement and all agreements whereby profits are shared with any other Person;

(v)                                 any Contract with any Affiliate of Adjoined relating to the provision of funds or real property by or to the Company;

(vi)                              any Contract for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $100,000;

(vii)                           any Contract that limits Adjoined’s or any Subsidiary’s freedom to compete freely in the Business in any geographic area;

(viii)                        any Contract with a customer set forth or required to be set forth on Schedule 3.19 hereto;

(ix)                                any Contract between the Company, on the one hand, and any of their Affiliates, on the other hand, with respect to the purchase of goods or the performance of services;

(x)                                   any distribution or franchise Contract;

(xi)                                any Contract which provides for the Company’s indemnification of any Person;

(xii)                             except for “shrink wrap” or off-the-shelf software Contracts, any Contract pursuant to which Intangible Rights are licensed to or by the Company; or

(xiii)                          any other Contract that is material to the Company’s business, financial condition, results of operations or prospects.

(b)                                 Adjoined has made available to Parent true and correct copies of all of the Contracts listed or required to be listed in Schedule 3.13, all of which are valid and binding on the Company and, to the Knowledge of the Company, the other party(ies) thereto, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any material respect, except as disclosed in Schedule 3.13.  Neither the Company nor, to the Knowledge of the Company, any other party is in material breach of any Contract listed or required to be listed in Schedule 3.13.

(c)                                  Each independent contractor used by the Company has executed a nondisclosure agreement for the benefit of the Company and the Company (or the Company’s client) is the owner of all rights in and to all Intangible Rights created by each independent contractor in performing services for the Company.

3.14                           Insurance.  Schedule 3.14 hereto is a complete and correct list of all insurance policies presently in effect that relate to the Company or its Properties.  Each such insurance policy is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, with respect to the other parties thereto.  The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  All premiums due and payable under all such policies have been paid and except as contemplated therein, the Company is not liable for any retroactive premiums or similar payments under such policy.  To the Knowledge of the Company, there is no threatened termination of any such policy.

3.15                           Intangible Rights.  Set forth on Schedule 3.15 is a list of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (including pending applications for registration) owned, used, licensed or controlled by the Company.  The Company owns or has the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary for the Company’s operation of its business (the “Intangible Rights”), including, but not limited to, the Intangible Rights listed on Schedule 3.15.  Except as set forth on Schedule 3.15, to the Knowledge of the Company, (i) except for “shrink wrap” or off-the-shelf software, no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intangible Rights; (ii) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein; (iii) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights; (iv) there have been no claims made against the Company asserting the invalidity, abuse, misuse or unenforceability of any Intangible Rights; (v) neither the Company’s use of the Intangible Rights nor the operation of the Company’s business is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any Person; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.15 and were duly made and remain in full force and effect; (ix) there has not been any act or failure to act by the Company during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights which could reasonably be expected to render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; and (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has taken such measures that it reasonably believes adequate in order to safeguard such information from disclosure.

3.16                           Brokers or Finders’ Fees.  Except as set forth in Schedule 3.16 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of the Adjoined or its stockholders in such a manner as to give rise to any valid claim against Parent, Merger Sub, the Surviving Company or the Subsidiaries for any brokerage fee, finder’s fee or similar compensation.

3.17                           Permits; Environmental Matters.

(a)                                  Except as otherwise set forth in Schedule 3.17(a), the Company has all material Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted.  Except as otherwise set forth in Schedule 3.17(a), all such material Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to materially and adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted.  Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b)                                 Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently (or, to the Knowledge of the Company, formerly) leased or otherwise used by the Company.  Neither the Company nor, to the Knowledge of the Company, any prior owner, lessor or operator has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company.  Except as set forth on Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)                                  To the Knowledge of the Company, (i) no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or used by the Company or, on adjacent parcels of real property, and (ii) no part of such real property or any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d)                                 The Company has been and is currently in substantial compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Law.

3.18                           Banks.  Schedule 3.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized by proxies, powers of attorney or other like instrument to draw thereon or to have access to any safe deposit box or vault, and (iii) the purpose of each such account, safe deposit box or vault.  Except as set forth on Schedule 3.18, there are no outstanding powers of attorney executed on behalf of the Company.

3.19                           Customers.  Schedule 3.19 sets forth the twenty (20) largest customers of the Company (as measured by the dollar amount of purchases) during 2005.  Except as otherwise set forth in Schedule 3.19, (i) since December 31, 2004 there has not been any material adverse change in the business relationship with any such customer, and there has been no material dispute between the Company and any such customer, and (ii) no such customer has terminated, cancelled, or notified the Company of any intention to terminate or cancel its relationship with Adjoined or any Subsidiary, or to change in any material respect the quantity, pricing or other terms applicable to its purchase of Services from the Company.

3.20                           Absence of Certain Business Practices.  To the Knowledge of the Company, neither the Company nor any Affiliate or agent of the Company, acting alone or together, has directly or indirectly given or agreed to give any money, gift or similar benefit (including rebates, payments, commissions, promotional allowances or other economic benefits) to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or could reasonably be expected to be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to have had a Material Adverse Effect, or (iii) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.

3.21                           Transactions With Affiliates.  Except as set forth on Schedule 3.21 and except for payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, since January 1, 2003, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other material transaction with (in each case either directly or indirectly) any officer, director or stockholder of Adjoined.  Except as set forth on Schedule 3.21, no Affiliate of Adjoined (other than a Subsidiary) is directly or indirectly indebted to Adjoined for money borrowed or other loans or advances and, except for accrued compensation, the Company is not directly or indirectly indebted to any such Affiliate.

3.22                           Tax Matters.

(a)                                  The Company has timely filed all Income Tax and material Other Tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due.  All such returns were true, correct, and complete in all material respects.  All Taxes, as due and payable in respect of such returns, reports and estimates have been paid, and there is no current liability for any Taxes due in connection with any such returns.  All Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor.  There are no unpaid assessments for additional Taxes for any period and there is no basis therefor.  True, correct and complete copies of all federal, state and foreign Income Tax returns filed by the Company for the past four (4) years have been made available to Parent and Merger Sub.

(b)                                 The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; and (ii) filed all federal, state, local and foreign returns and reports with respect to employee Income Tax withholding, social security, and unemployment Taxes, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

(c)                                  Except as set forth on Schedule 3.22, the Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.  Except as set forth on Schedule 3.22, no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any Taxes or tax returns of the Company.  The Company has not entered into with any taxing authority any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

(d)           Except as set forth on Schedule 3.22, no Income Tax Return or material Other Tax Return of the Company has been audited by any Tax Authority at any time.

(e)           Except as set forth on Schedule 3.22, the Company is not a party to any written agreement providing for the allocation or sharing of Taxes.

(f)            The Company is not liable for Taxes of any predecessor or Taxes of any other Person as a result of transferee liability, joint and several liability, pursuant to a Contract or otherwise.

(g)           Neither Adjoined nor any of the Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than an Affiliated Group of which the common parent is Adjoined.

(h)           To the Knowledge of the Company, no claim has been made by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or could reasonably be expected to be subject to any material Tax by that jurisdiction.

(i)            Neither the Company nor, to the Knowledge of the Company, any Owner, is a “foreign person” within the meaning of Code Section 1445. Neither Adjoined nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(j)            Except as set forth on Schedule 3.22, in the past five (5) years, the Company has not been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction that is reported to qualify under Code Section 355, or been distributed in a transaction that is reported to qualify under Code Section 355.

(k)           No deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by federal, state, local or foreign taxing authority that have not been paid in full.

(l)            The Company has not used the cash method of accounting for any portion of its business in the last five (5) years. The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date. The Company is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction governed under Code Section 453 (or any similar provision of state or local law); (ii) a transaction reported as an open transaction for federal (or state or local) income Tax purposes; or (iii) prepaid amounts received prior to the Closing Date.

(m)          Except as described on Schedule 3.22, there is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company that, individually or collectively, would or could reasonably be expected to give rise to the payment by the Company of any amount that would not be deductible by reason of Code Section 280G.

(n)           Except as set forth on Schedule 3.22, the Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

(o)           The Company has not engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations (i) which is a “reportable transaction” (irrespective of the effective date) within the meaning of Treasury Regulation section

301.6011-4(b); or (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Code Section 6662(d)(2)(C)(iii).

(p)           To the Knowledge of the Company, there is no fact that would preclude the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

3.23         Computer System.  The computer hardware currently used by the Company in its business (the “Computer System”) are in all material respects in good operating condition, subject to normal wear and tear. Except as set forth on Schedule 3.23, to the Knowledge of the Company, the use of the Computer System by the Company (including any software modifications) has not resulted in and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any warranties or similar rights of the Company. The Company maintains Computer System back-up and recovery and Computer System and network security controls designed to safeguard the Computer System against the risk of business disruption. To the Knowledge of the Company, upon consummation of the transactions contemplated hereby, the Company will have valid rights to the continued use or ownership, as the case may be, of the Computer System.

3.24         Title and Condition of Assets.  The Company has good and marketable title to all of its Properties reflected on its December 31, 2005 balance sheet included in the Company Financial Statements or acquired after the Balance Sheet Date (except Properties sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased Properties, valid leasehold interests therein, free and clear of all Liens, except (a) Liens for current taxes not yet due and payable; (b) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the Properties subject thereto or affected thereby, or otherwise materially impair business operations involving such Properties; (c) Liens reflected in the Audited Financial Statements; and (d) Liens set forth on Schedule 3.24. The plant, property and equipment of the Company that are used in the operation of the Company’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. The Company’s Properties constitute all of the properties and assets (real, personal or mixed, tangible or intangible) that are necessary to the operation of the business of the Company as presently conducted.

3.25         Accounts Receivable.  To the Knowledge of the Company, except as set forth in Schedule 3.25, the accounts receivable (the “Accounts Receivable”) of the Company (except to the extent appropriate reserves are reflected in the Company’s December 31, 2005 balance sheet included with the Company Financial Statements or in the calculation of the Company’s Working Capital as of the Closing), (i) arose from bona fide sales transactions in the ordinary course, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) have not been pledged as collateral to any Person, (iv) are not subject to any set-off or counterclaim, and (v) are fully collectible in the ordinary course. Except as set forth in Schedule 3.25, to the Knowledge of the Company, no current customer of the Company is the subject of any bankruptcy proceeding. Schedule 3.25 includes a description of any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable of the Company.

3.26         Indebtedness and Earn-Outs.  Except for the Funded Indebtedness and as set forth in Schedule 3.26, as of the Closing Date, neither Adjoined nor any of its Subsidiaries will have any indebtedness for borrowed money or any liability or obligation (fixed or contingent) under any notes, guarantees, letters of credit, performance bonds or similar instruments or any foreign currency hedging or purchase arrangement. Except as set forth on Schedule 3.26, the Company has satisfied in full all obligations, contingent or otherwise, with respect to any purchase price, earn-out or working capital adjustment payable in respect of any business acquired under any Contract, including, without limitation, the Prior Acquisition Agreements.

3.27         Officers, Directors and Employees.

(a)           Schedule 3.27 sets forth an accurate list of (i) all officers, directors, and employees of the Company and (ii) the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such officers, directors and employees as of (A) the last payroll date immediately preceding the Balance Sheet Date and (B) the last payroll date immediately preceding the date of this Agreement.

(b)           To the Knowledge of the Company, none of the Company employees included in the definition “Knowledge of the Company” intends to terminate his employment with the Company as a result of the transactions contemplated by this Agreement or otherwise.

3.28         Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation in the Corporation Law is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Adjoined and its board of directors to permit the consummation of the Merger in accordance with the terms hereof.

3.29         Other Information.  The information furnished by Adjoined to Parent pursuant to this Agreement (including, without limitation, the information contained in the exhibits hereto and the Company’s “electronic data room,” the schedules identified herein, the instruments referred to in such schedules and the certificates and other documents to be executed or delivered pursuant hereto by Parent at or prior to the Closing), taken as a whole, is not false or misleading in any material respect, and does not contain any misstatement of material fact or omit to state any material fact required to be stated in order to make the statements therein not misleading (it being understood and agreed that the Company’s Business is subject to substantially the same risks and uncertainties that are reflected in the “Risk Factor” disclosures in the Parent SEC Documents).

B.            Owner Representations.  Each Owner, individually and not jointly and severally, represents and warrants to Merger Sub and Parent with respect to such Owner (and only such Owner) that, as of the date hereof:

3.30         Owner Organization and Authority.  In the case of an Owner that is not an individual, such Owner is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization.

3.31         Owner Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by such Owner and such Owner has all requisite power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform his or its obligations hereunder and under the Collateral Agreements. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each of the Collateral Agreements to which such Owner is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.32         No Owner Defaults or Consents.  The execution and delivery of this Agreement and the applicable Collateral Agreements by such Owner and the performance by such Owner of his or its obligations hereunder and thereunder will not (i) violate any Legal Requirement applicable to such Owner, (ii) violate any indenture, agreement or other instrument to which such Owner is a party, or by which the properties or assets of such Owner is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or (iii) require such Owner to obtain or make any waiver, consent, action, approval or authorization of, or resignation, declaration, notice or filing with, any Governmental Authority, in each case except to the extent that such violation, default, breach or failure to obtain or make could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to timely consummate the transactions contemplated hereby.

3.33         Owner Title to Securities.  Such Owner is the record and beneficial owner of and has good and valid title to the shares of Adjoined capital stock set forth opposite such Owners’ name on Schedule 3.3(a), free and clear of any and all Liens.

SECTION IV- REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and the Owners that, as of the date hereof:

4.1           Corporate Existence and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

4.2           Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate or limited liability company power, as the case may be, and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby has been duly and validly authorized and approved by all corporate or limited liability company action necessary on the part of each of Parent and Merger Sub (including approval of the board of directors or managers, as the case may be, of Parent and Merger Sub) and no other corporate proceedings or limited liability company proceedings, as the case may be, on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby. There is no applicable Legal Requirement or requirement of any other Person (including the Nasdaq National Market) which requires the approval or adoption by Parent’s stockholders of this Agreement, the Merger or any of the other transactions contemplated hereby. Parent has received the opinion of UBS Securities LLC, financial advisor to Parent, to the effect that, as of the date hereof, the Merger Price is fair to Parent from a financial point of view. This Agreement and each Collateral Agreement to which Parent or Merger Sub is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3           No Default or Consents.  Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i)            violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation, bylaws or other organizational documents of Parent or Merger Sub;

(ii)           violate any Legal Requirements applicable to Parent or Merger Sub in any material respect;

(iii)          except as set forth on Schedule 4.3, violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to Parent or Merger Sub;

(iv)          require Parent or Merger Sub to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority; or

(v)           except as set forth on Schedule 4.3, result in the creation of any Lien on any properties of Parent or any of its subsidiaries.

4.4           No Proceedings.  No suit, action or other proceeding is pending or, to Parent’s knowledge, threatened before any Governmental Authority seeking to restrain Parent or Merger Sub or prohibit either’s entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or Merger Sub or their respective properties as a result of the consummation of this Agreement.

4.5           Financing.  Parent has delivered to the Company a true and correct copy of the commitment letter, dated February 10, 2006, of LaSalle Bank National Association (the “Commitment Letter”). Assuming Parent receives the debt financing contemplated by the Commitment Letter, such debt financing, together with Parent’s available cash, will be sufficient to satisfy all of Parent’s obligations under this Agreement. Since the date of the execution of the Commitment Letter, there has not been any change or modification to the Commitment Letter. Parent has no knowledge that all of the conditions to lender’s funding requirements under the Commitment Letter will not be satisfied. Immediately after giving effect to the transactions contemplated hereby, Parent will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in the Business, or (iii) have incurred debts beyond its ability to pay as they become due.

4.6           Investment Representations.  Each of Parent and Merger Sub has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Merger Sub and Parent have conducted an independent investigation of the Company and its business operations, assets, liabilities, results of operations, financial condition and prospects in making their determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and have relied solely on the results of said investigation and on the representations and warranties of Adjoined and the Owners expressly contained in this Agreement.

4.7           SEC Reports and Financial Statements.  Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, (i) Parent’s Registration  Statement on Form S-1 (File No. 333-113495), and (ii) all forms, reports, schedules, statements and other documents required to be filed by Parent under the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act from and after July 15, 2004 (such registration statement, forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). Parent SEC Documents, at the time filed, (a) did not contain any untrue statement of material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in Parent SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein.

4.8           Capitalization.  The authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which 34,794,163 shares were issued and outstanding as of December 31, 2005, and (b) 5,000,000 shares of Preferred Stock, $.001 par value share, none of which shares are issued or outstanding. Except for options to purchase an aggregate of 6,431,155 shares of Parent Common Stock, as of December 31, 2005, there were no outstanding subscriptions, options, convertible securities, warrants, calls or similar agreements relating to any shares of capital stock of Parent. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the shares of Parent Common Stock issued pursuant to this Agreement and the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights, and provided that the representations of Adjoined and the Owners are true, and Adjoined performs its covenants hereunder, shall be issued pursuant to an exemption from the registration requirements of the Securities Act.

4.9           Absence of Material Adverse Change.  Since September 30, 2005 there has occurred no event or development which has had or which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Parent and its subsidiaries, taken as a whole.

4.10         Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

4.11         Representations Relating to Qualification of the Merger as a Tax-Free Reorganization.

(a)           Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Company or to merge the Surviving Company with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Company or to cause the Surviving Company to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) of the Code or Section 1.368-2(k) of the Treasury Regulations; and (iii) has no present plan or intention, following the Merger, to cause the Surviving Company to issue any additional shares of its stock or to create any new class of stock of the Surviving Company.

(b)           Merger Sub is a wholly owned subsidiary of Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)           Merger Sub will be a disregarded entity as defined in Section 301.7701-3(b) of the Treasury Regulations.

(d)           Neither Parent nor its Affiliates have a present plan or intention to reacquire any of Parent Common Stock issued in the Merger.

(e)           Following the Merger, the Surviving Company will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(f)            Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Parent or any of its Affiliates, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION V- OBLIGATIONS PRIOR TO CLOSING

From the date of this Agreement through the Closing:

5.1           Parent’s Access to Information and Properties.  Adjoined shall permit Parent and its authorized employees, agents, accountants, legal counsel and other representatives (including its financing sources and their respective counsel) to have access to the books, records, officers, counsel, accountants, and other representatives of the Company at all times reasonably requested by Parent for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and Properties. Neither Parent nor any of its representatives will contact any employee, customer or supplier of the Company without the consent of a Key Employee. Adjoined shall make available to Parent for examination and reproduction all reasonably requested documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, Adjoined shall allow Parent reasonable access to, and the right to inspect, its Properties, except to the extent that such Properties are operated by a third-party operator, in which case Adjoined shall use its best efforts to cause the operator of such Properties to allow Parent access to, and the right to inspect, such Properties.

5.2           Company’s Conduct of Business and Operations.  Adjoined shall keep Parent advised as to all material operations and proposed material operations relating to the Company. Adjoined shall, and shall cause each of the Subsidiaries to, use all reasonable commercial efforts, consistent with past practices, to (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such Contracts, (g) continue to carry its existing insurance through the Closing Date, (h) comply in all material respects with all applicable Legal Requirements, and (i) preserve the present relationships of the Company with customers, suppliers and other Persons having material business relations therewith.

5.3           General Restrictions.  Except as otherwise expressly permitted in this Agreement or as set forth on Schedule 5.3 hereto, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Adjoined shall not, and shall not permit any Subsidiary to:

(i)            declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

(ii)           merge into or with or consolidate with, any other corporation or acquire the business or any substantial portion of the assets of any Person;

(iii)          purchase any securities of any Person;

(iv)          amend its charter, bylaws or organizational documents;

(v)           except for the issuance of Common Stock upon the exercise of presently outstanding stock options, issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its capital stock;

(vi)          create, incur, assume, guarantee or otherwise become liable or obligated with respect to any Funded Indebtedness, or make any loan or advance to, or any investment in, any Person;

(vii)         other than Contracts entered into in the ordinary course of business consistent with past practices, enter into or otherwise become a party to or bound by any Contracts of the type described in Section 3.13(a);

(viii)        amend or terminate any Contract listed or required to be listed in Schedule 3.13;

(ix)           sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practices, or (ii) pursuant to any Contract specified in Schedule 3.13;

(x)            settle any claim or litigation, or file any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi)           other than Contracts with independent contractors in the ordinary course of business consistent with past practices, incur or approve, or enter into any Contract to make, any expenditures in excess of $100,000 (other than those required pursuant to any Contract specified in Schedule 3.13);

(xii)          maintain its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or make any change in any of its accounting methods or practices except as may be required by a change in GAAP;

(xiii)         other than in the ordinary course of business consistent with past practices, make any change to any Contract with any of the customers listed or required to be listed on Schedule 3.19;

(xiv)        accelerate or delay collection of any accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xv)         delay payment of any accrued expense, trade payable or other liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvi)        change its policies with respect to the performance or pricing of its Services;

(xvii)       adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any officer, director or employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xviii)      make or change any election, change an accounting period, adopt or change a method of accounting, file any amended Tax return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or knowingly omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could reasonably be expected to increase the Tax liability of the Company after the Closing Date;

(xix)         waive any rights of material value;

(xx)          except for activities, transactions or payments contemplated by Schedule 3.6(a), Schedule 3.13 or Schedule 3.21, and except for the acceptance of a promissory note in payment of the exercise price of any outstanding stock options, engage in activity or transaction with, make any payment to, or forgive any indebtedness due or owing from, an Affiliate (other than a Subsidiary);

(xxi)         engage in any material activity or transaction outside the ordinary course of business; or

(xxii)        commit to do any of the foregoing.

5.4           Notice Regarding Changes.  Adjoined shall promptly inform Parent in writing of any change in facts and circumstances that could reasonably be expected to render the representations and warranties made herein by Adjoined inaccurate or misleading in any material respect if such representations and warranties had been made as of the date of the occurrence of the fact or circumstance in question. Parent shall promptly inform the Owners’ Representative in writing of any change in facts and circumstances that could reasonably be expected to render the representations and warranties made herein by it inaccurate or misleading in any material respect if such representations and warranties had been made as of the date of the occurrence of the fact or circumstance in question.

5.5           Ensure Conditions Met.  Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Section VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. For purposes of this Section 5.5, “all reasonable commercial efforts” shall not include a requirement that the parties sell, hold separate or divest any business or assets or license any assets as a condition of obtaining approval of the Merger from the Federal Trade Commission or the Antitrust Division of the United States Department of Justice.

5.6           Employee Matters.  Adjoined shall permit Parent to contact and make arrangements with Adjoined employees for the purpose of assuring their employment by Parent or the Surviving Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with Parent.

5.7           Hart-Scott-Rodino.  The parties hereto specifically agree to promptly prepare and within five (5) business days file their respective Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in accordance with applicable law, if such filings are required under applicable law with respect to this Agreement and the transactions contemplated hereby. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such HSR Act filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Parent shall pay all required HSR Act filing fees; provided, however, that in the event this Agreement is terminated pursuant to Section 2.7(ii)(A) hereof, then Adjoined shall reimburse Parent for one-half of such filing fees.

5.8           Cooperation with Respect to Financing.

(a)           Each of Parent and Adjoined agrees to provide, and shall cause its executive officers to provide, commercially reasonable cooperation in connection with the arrangement of Parent’s debt financing for the transactions contemplated by this Agreement, including without limitation, (i) upon reasonable notice and at reasonable times, making officers reasonably available to participate in lender meetings, due diligence sessions, and road shows, (ii) cooperating in Parent’s preparation of bank/lender presentations, offering memoranda, and similar documents, (iii) provided that no Adjoined obligations arise unless there is a Closing hereunder, executing and delivering any commitment letters, pledge and security documents, other definitive financing documents or other reasonably requested certificates or documents, and (iv) using reasonable commercial efforts to obtain, at Parent’s sole expense, comfort letters of accountants and legal opinions as may be reasonably requested by Parent; provided, however, that nothing in this Section 5.8 shall require Adjoined or any Subsidiary to (i) incur any financial obligation prior to the Closing, or (ii) engage in any activities that could reasonably be expected to interfere in any material respect with the operation of the Business.

(b)           Parent shall use all reasonable commercial efforts to cause to be satisfied those conditions to the consummation of the financing contemplated by the Commitment Letter which are within the reasonable control of Parent or any of its subsidiaries or Affiliates. Parent shall also promptly (i) provide the Owners’ Representative with copies of any written changes or termination of the Commitment Letter and any written commitments for alternative financing, and (ii) advise the Owners’ Representative of any material change in the terms, timing or likelihood of consummating the financings contemplated by the Commitment Letter. Upon Adjoined’s reasonable request, Parent shall also from time to time orally advise Adjoined as to the status of the financing contemplated by the Commitment Letter.

5.9           No Shop.  From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to Section 2.7 hereof, Adjoined and the Owners shall not, and

Adjoined shall cause the officers, directors, employees and other agents of Adjoined and the Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or any portion of the assets of Adjoined and the Subsidiaries, other than in connection with the transactions contemplated by this Agreement or sales of assets in the ordinary course of business consistent with past practice. Adjoined shall promptly advise Parent of the nature of any written offer, proposal or indication of interest that is submitted to the Company and the identity of the Person making such written offer, proposal or indication of interest.

5.10         Stockholder Approval.

(a)           Adjoined agrees to promptly provide to all stockholders of the Company other than the Owners (the “Non-Consenting Stockholders”) the notice with respect to stockholder approval of the Merger required by Section 228(d) of the Corporation Law (the “Notice of Merger”).

(b)           Parent and Adjoined shall jointly prepare and provide the Owners and the Non-Consenting Stockholders all information and documents required by the Corporation Law, as well as all information and documents necessary or reasonably requested by Parent, including copies of Parent SEC Documents (the “Disclosure Statement”), to ensure that neither Parent’s issuance of Parent Common Stock pursuant to the Merger nor the approval of the Merger by Adjoined’s stockholders requires registration under applicable Federal or state securities laws. In addition, each of Parent and Adjoined warrants and agrees that none of the information provided by it specifically for inclusion in the Disclosure Statement will at the time the Disclosure Statement is first mailed or otherwise provided to Adjoined’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)           The Owners, severally and not jointly, hereby agree that, from and after the date hereof and until this Agreement shall have been terminated, at any meeting of the holders of the Adjoined capital stock, however called, or in connection with any written consent of the holders of Adjoined capital stock, such Owner shall vote (or cause to be voted) such Owners’ shares of Adjoined capital stock (“Shares”) in favor of adoption and approval of this Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by this Agreement. Each of the Owners also severally agrees during such period:

(i)            not to enter into any agreement or understanding with any Person to vote in any manner inconsistent herewith;

(ii)           not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with Adjoined or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing, except to Parent, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the foregoing, except to Parent or Merger Sub or as otherwise provided herein; or (iii) take any action that would have the effect of preventing, disabling, restricting, limiting or interfering with the Owners’ performance of such Owners’ obligations under this Agreement; and

(iii)          that the obligations hereunder shall attach to such stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Owners’ heirs, guardians, administrators or successors.

5.11         Tax Treatment.

(a)           Neither Parent nor Adjoined shall, nor shall they permit their subsidiaries to, knowingly take any action or knowingly fail to take any action which action or failure to act (i) would prevent, or could be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent Adjoined or Parent from receiving the opinions contemplated by Section 6.1(c) and Section 6.2(c) hereof.

(b)           Parent shall provide to Winston & Strawn LLP (or such other counsel reasonably acceptable to Parent) and Greenberg Traurig, LLP (or such other counsel reasonably acceptable to Adjoined) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Section 6.1(c) and Section 6.2(c) hereof. Adjoined shall provide to Winston & Strawn LLP (or such other counsel reasonably acceptable to Parent) and Greenberg Traurig, LLP (or such other counsel reasonably acceptable to Adjoined) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Section 6.1(c) and Section 6.2(c) hereof.

(c)           Parent, Merger Sub and Adjoined shall each confirm to Winston & Strawn LLP and to Greenberg Traurig, LLP, on such dates as shall be reasonably requested by such firms, the accuracy and completeness of the tax representation letters delivered pursuant to Section 5.11(b). Each of Parent, Merger Sub and Adjoined shall use its best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to Section 5.11(b), each of Parent and Adjoined shall use its commercially reasonable efforts to cause Winston & Strawn LLP and Greenberg Traurig, LLP, respectively, to deliver to it the tax opinions contemplated by Section 6.2(c) and Section 6.1(c), respectively.

5.12         Stock Options.  As promptly as practicable following the execution of this Agreement, Adjoined shall take all necessary action to cancel as of the Effective Time each unexercised and then outstanding option for Adjoined capital stock granted under any Benefit Program or Agreement or otherwise, and shall deliver to Parent copies of documentation evidencing such action.

5.13         Interim Financial Statements.  Prior to the Closing, Adjoined shall deliver to Parent, no later than 15 business days after the end of each calendar month, unaudited financial statements of the Company as of the end of such month (which shall not include any notes thereto), consisting of the balance sheet at the end of such month and the related statements of income for the period beginning on the January 1 immediately preceding the end of such month and ending at the end of such month.

SECTION VI- CONDITIONS TO THE PARTIES’ OBLIGATIONS

6.1           Conditions to Obligations of Adjoined.  The obligations of Adjoined and the Owners to carry out the transactions contemplated by this Agreement are subject, at the option of the Owners’ Representative, to the satisfaction or waiver by the Owners’ Representative of the following conditions:

(a)           (i)            The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the Closing except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Kanbay Material Adverse Effect, and (ii) Parent and Merger Sub shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Parent and Merger Sub at or prior to the Closing.

(b)           As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Adjoined, any Subsidiary or any Owner) shall be pending before any Governmental Authority seeking to restrain Adjoined, any Subsidiary or any Owner or prohibit the Closing or seeking Damages against the Owners as a result of the consummation of this Agreement.

(c)           Adjoined shall have received the opinion of Greenberg Traurig, LLP (or other counsel reasonably acceptable to Adjoined), on the basis of the representations and warranties set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a) of the Code. In rendering its opinion, such counsel shall be entitled to rely upon the representations of Adjoined and Parent that are provided pursuant to Section 5.11(b) hereof.

(d)           Since September 30, 2005 and up and until the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or could reasonably be expected to have a Kanbay Material Adverse Effect.

(e)           All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated.

(f)            The Escrow Agent shall have executed and delivered to the Owners’ Representative the Escrow Agreement.

(g)           Parent shall have executed and delivered to the Owners and each other Adjoined stockholder who executes such agreement the Registration Rights Agreement.

(h)           The Certificate of Merger shall have been accepted for filing with the Delaware Secretary of State.

(i)            Parent shall have delivered to the Owners’ Representative the documents set forth in Section 2.6(b).

6.2           Conditions to Obligations of Parent.  The obligations of Parent and Merger Sub to carry out the transactions contemplated by this Agreement are subject, at the option of Parent, to the satisfaction or waiver by Parent of the following conditions:

(a)           (i)            The representations and warranties of Adjoined and the Owners contained in this Agreement shall be true and correct at and as of the Closing except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Adjoined and the Owners shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(b)           As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Parent or Merger Sub) shall be pending before any court or governmental agency seeking to restrain Parent or Merger Sub or prohibit the Closing or seeking Damages against Parent, Adjoined, any of the Subsidiaries or any of their respective Properties as a result of the consummation of this Agreement.

(c)           Parent shall have received the opinion of Winston & Strawn LLP (or other counsel reasonably acceptable to Parent) an opinion, on the basis of the representations and warranties set forth in such opinion, to the effect that the Merger will be treated for federal income taxes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel shall be entitled to rely upon the representations of Parent and Adjoined that are provided pursuant to Section 5.11(b) hereof.

(d)           Since December 31, 2005 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect.

(e)           All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(f)            The Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(g)           Parent shall have obtained financing for the transactions contemplated hereby in accordance with the Commitment Letter.

(h)           The Dissenting Shares shall not constitute more than five percent (5%) of the outstanding shares of Adjoined’s capital stock.

(i)            No proceeding in which Adjoined or any Subsidiary shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(j)            The Certificate of Merger shall have been accepted for filing with the Delaware Secretary of State.

(k)           Each of the Key Employees shall be an active employee of the Company as of the Closing Date.

(l)            Parent shall have received written evidence, reasonably satisfactory to Parent, that the consents and approvals set forth on Schedule 6.2(l) shall have been obtained.

(m)          Adjoined shall have delivered to Parent the documents set forth in Section 2.6(a).

(n)           Parent shall have received executed copies of Parent’s standard Employee Non-Disclosure, Development and Non-Solicitation Agreement letter in substantially the same form as Exhibit C from (i) at least 90% (rounded down to the next whole number) of the Company employees listed on Schedule 6.2(n), and (ii) at least 75% (rounded down to the next whole number) of all other Company employees.

(o)           Adjoined shall have (i) terminated the employment of the individual(s) set forth on Schedule 6.2(o) (the “Terminated Employees”), (ii) delivered to Parent copies of agreements, in form and substance reasonably satisfactory to Parent (it being agreed that any agreed-upon payments to the Terminated Employees will be made subsequent to the Effective Time), in settlement and complete release of all claims such Terminated Employees may have against the Company in connection with their respective employment with the Company, and (iii) prior to the Closing Date, made a severance accrual equal to six (6) months of each Terminated Employee’s then base salary.

(p)           Adjoined shall have adopted a resolution of its board of directors terminating, effective as of the day immediately prior to the Effective Time, the 401(k) plan of Adjoined (the “401(k) Termination”), and Adjoined shall have delivered a copy of such resolution to Parent.

(q)           Parent shall be reasonably satisfied that the Company has satisfied its purchase price “earn-out” obligations under the Cima Agreement and the Sapphire Agreement.

(r)            Adjoined shall have amended its January 1, 2006 License Agreement with Gary A. Williams, in form and substance reasonably satisfactory to Parent, in order to license his research algorithm, covering prior usage and future usage through January 2008, and prior to the Closing Date the Company shall have satisfied all payment obligations thereunder.

SECTION VII- POST-CLOSING OBLIGATIONS

7.1           Further Assurances.  Following the Closing, Parent, the Surviving Company and the Owners (solely in their capacity as former stockholders of Adjoined) shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Company the title to any Properties or rights of Adjoined, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Company are hereby authorized and empowered on behalf of Adjoined, in the name of and on behalf of Adjoined as appropriate, to execute and deliver any and all things necessary or proper to vest or perfect or confirm title to such Properties or rights in the Surviving Company, and otherwise to carry out the purposes and provisions of this Agreement.

7.2           Publicity.  None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by Parent and the Owners’ Representative, except as required by law (in which case, so far as possible, there shall be consultation between Parent and the Owners’ Representative prior to such announcement), and Parent and the Owners’ Representative shall endeavor jointly to agree on the text of any announcement or circular so approved or required; provided, however, that subsequent to the Closing each Owner may disclose the general terms of the Merger for marketing purposes to the investment community consistent with such Owner’s prior practices.

7.3           Post-Closing Indemnity.

(a)           Subject to the provisions of the Escrow Agreement and the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, the stockholders of Adjoined immediately prior to the Effective Time (the “Sellers”) shall severally (in accordance with each Seller’s Proportionate Share) indemnify and hold harmless Parent and its subsidiaries from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Adjoined in this Agreement (disregarding for purposes of this indemnification any “materiality” or “Material Adverse Effect” qualifiers referenced in such representations and warranties), (ii) a breach or default in performance by Adjoined of any covenant or agreement of Adjoined contained in this Agreement (other than covenants or agreements of Adjoined or the Surviving Company to be performed subsequent to Closing), and/or (iii) except to the extent paid on or prior to the Closing Date or to the extent that any accrual, reserve or other liability therefor is reflected in the Company’s Working Capital as of Closing, any Income Taxes of the Company allocable to any taxable period (or portion thereof) ending on or prior to the Closing Date. Any payment made to Parent by the Sellers pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Merger Price hereunder. Parent and its subsidiaries shall be entitled to rely upon the representations and warranties made by the Owners and Adjoined in this Agreement regardless of any information provided by Adjoined to Parent pursuant to Section 5.4 hereof or any investigation or audit conducted before the Closing or the decision of Parent to complete the Closing.

(b)           Subject to the provisions of the Escrow Agreement and the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, each Owner shall indemnify and hold harmless Parent and its subsidiaries from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by such Owner in this Agreement, and/or (ii) a breach or default in performance by such Owner of any covenant or agreement of such Owner contained in this Agreement.

(c)           Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, Parent shall indemnify and hold harmless the Sellers from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Parent or Merger Sub in this Agreement (disregarding for purposes of this indemnification any “materiality” or “Material Adverse Effect” qualifiers referenced in such representations and warranties), and/or (ii) a breach or default in performance by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement. The Sellers shall be entitled to rely upon the representations and warranties made by Parent and Merger Sub in this Agreement regardless of any information provided by Parent to Adjoined pursuant to Section 5.4 hereof or any investigation or audit conducted before the Closing or the decision of the Owners’ Representative to complete the Closing.

7.4           Non-Disclosure.

(a)           General. In consideration of the payment of the Merger Price, and in order to induce Parent to enter into this Agreement and to consummate the transactions contemplated hereby,

each Owner hereby severally covenants and agrees that such Owner shall not at any time divulge, communicate, or use to the detriment of Parent or the Surviving Company (i) any Confidential Information or Trade Secrets, or (ii) any material non-public information of any kind concerning Parent or its business that may be in the possession of such Owner, in each case except as required by law or in connection with the defense of a claim against such Owner.

(b)           Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by an Owner of Section 7.4(a) may cause irreparable harm and damage to Parent in a monetary amount which may be virtually impossible to ascertain. As a result, each Owner recognizes and hereby acknowledges that Parent shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of Section 7.4(a) by such Owner and/or his Affiliates, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Parent may possess hereunder, at law or in equity. Nothing contained in this Section 7.4(b) shall be construed to prevent Parent from seeking and recovering from any Owner Damages sustained by it as a result of any breach or violation by such Owner and/or his Affiliates, either directly or indirectly, of Section 7.4(a).

7.5           Director and Officer Liability and Indemnification.

(a)           For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company and each Subsidiary to include in their respective governing documents provisions relating to the exculpation or indemnification of former officers and directors consistent in all material respects with those currently set forth in Adjoined’s and such Subsidiary’s charter or bylaws for the benefit of the officers and directors of Adjoined and such Subsidiary prior to the Effective Time.

(b)           After the Effective Time, Parent and the Surviving Company shall jointly and severally indemnify, defend and hold harmless each of the directors and officers of Adjoined and each Subsidiary prior to the Effective Time (the “Indemnified Management”) against all Damages arising out of or in connection with their service as officers and directors of Adjoined or a Subsidiary prior to the Effective Time, in each case to the fullest extent permitted under applicable law or the charter or bylaws of Adjoined and such Subsidiary in effect as of the date of this Agreement (to the extent consistent with applicable law), and Parent and the Surviving Company shall, to the fullest extent permitted by applicable law, promptly reimburse the Indemnified Management for all expenses incurred in connection therewith (subject to an undertaking from the applicable member of Indemnified Management to repay to Parent such reimbursed expenses if it is ultimately determined that such member is not entitled to indemnification).

(c)           This Section 7.5 shall survive the consummation of the Merger, is intended to benefit the Indemnified Management and their respective heirs and personal representatives, and shall be binding on all successors and assigns of Parent and the Surviving Company.

7.6           Key Employee Non-Compete.  In consideration of the payment of the Merger Price, and in order to induce Parent to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Key Employees hereby severally covenants and agrees that:

(a)           Without the prior written consent of Parent, such Key Employee shall not for a period of three (3) years from and after the Effective Time (the “Non-Compete Period”) (A) directly or indirectly acquire or own in any manner any interest in any Person (other than Parent) which engages in or competes with the Combined Business anywhere in the world (the “Territory”) (and, in the case of each of Andrew Duncan and David Northington, such Person’s activity of engaging in or competing with the Combined Business within the Territory accounts for greater than 25% of the revenue or profit of such Person, so long as neither Mr. Duncan nor Mr. Northington has any participation whatsoever in any capacity (including, without limitation, as an owner, manager, employee, advisor, consultant, officer, director, operator or otherwise) in such Person’s activity of engaging in or competing with the Combined Business within the Territory), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any Person (other than Parent, the Surviving Company or any of their respective Affiliates) which engages in or competes with the Combined Business within the Territory (and, in the case of each of Andrew Duncan and David Northington, such Person’s activity of engaging in or competing with the Combined Business within the Territory accounts for greater than 25% of the revenue or profit of such Person, so long as neither Mr. Duncan nor Mr. Northington has any participation whatsoever in any capacity (including, without limitation, as an owner, manager, employee, advisor, consultant, officer, director, operator or otherwise) in such Person’s activity of engaging in or competing with the Combined Business within the Territory), or (C) utilize his special knowledge of the Combined Business or his relationships with customers, suppliers or others to compete with the Combined Business in the Territory; provided, however, (x) nothing herein shall be deemed to prevent any Key Employee from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Key Employee is not a member of any “control group” (within the meaning of the rules and regulations of the SEC) of any such issuer, and (y) the covenants in this Section 7.6(a) shall automatically terminate as to Andrew Duncan if his employment with Parent, the Surviving Company or any of their respective subsidiaries is terminated without Cause by Parent, the Surviving Company or any of their respective subsidiaries (or if Mr. Duncan terminates his employment with any of such Persons for Good Reason) and shall automatically terminate as to David Northington if his employment with Parent, the Surviving Company or any of their respective subsidiaries is terminated without Cause by Parent, the Surviving Company or any of their respective subsidiaries (or if Mr. Northington terminates his employment with any of such Persons for Good Reason). Such Key Employee acknowledges and agrees that the covenants in this Section 7.6(a) are reasonable and necessary in terms of time, area and line of business to protect Parent’s and its subsidiaries’ legitimate business interests, which include their interests in protecting their (i) valuable confidential business information, (ii) substantial relationships with customers, suppliers and others throughout the Territory, and (iii) goodwill associated with their ongoing business. Such Key Employee expressly authorizes the enforcement of the covenants provided for in this Section 7.6(a) by (A) Parent and its subsidiaries, (B) any successors to Parent’s and its subsidiaries’ business, and (C) Parent’s permitted assigns. To the extent that the covenants provided for in this Section 7.6(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(b)           Without the prior written consent of Parent, such Key Employee shall not during the Non-Compete Period, directly or indirectly, for himself or for any other Person (other than Parent, the Surviving Company or any of their respective Affiliates), (i) attempt to employ or enter into any contractual arrangement with any current or former employee of Parent, the Surviving Company or any of their respective subsidiaries, unless such employee or former employee has not been employed by Parent, the Surviving Company or any of their respective subsidiaries for a period in excess of nine (9) months, and/or (ii) call on or solicit any of the current, former or prospective customers or clients of Parent, the Surviving Company or any of their respective subsidiaries with respect to any material facet of the Combined Business.

(c)           It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Key Employee of any or all of the covenants and agreements contained in Section 7.6 may cause irreparable harm and damage to Parent in a monetary amount which may be virtually impossible to ascertain. As a result, each Key Employee recognizes and hereby acknowledges that Parent shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 7.6 by such Key Employee and/or his Affiliates, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Parent may possess hereunder, at law or in equity. Nothing contained in this Section 7.6 shall be construed to prevent Parent from seeking and recovering from any Key Employee Damages sustained by it as a result of any breach or violation by such Key Employee and/or his Affiliates, either directly or indirectly, of Section 7.6.

7.7           Tax Matters.  Each party agrees that it shall (a) unless there is a final determination by the IRS or other applicable taxing authority, report the Merger as a “reorganization” within the meaning of Code Section 368(a) on its United States Tax Returns and (b) retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation sections 1.368-3 and 1.367(a)-3 (including, without limitation, the reporting requirements under Treasury Regulation section 1.367(a)-3(c)(6)) in connection with the Merger. No party shall knowingly take any action, knowingly fail to take any action, knowingly cause any action to be taken or knowingly cause any action to fail to be taken that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

SECTION VIII- OWNERS’ REPRESENTATIVE

8.1           Appointment of Owners’ Representative.  Each of the Owners and other Sellers hereby irrevocably constitutes and appoints Matthew Newton as the Owners’ Representative to represent, individually or jointly, the Sellers in connection with this Agreement and the Collateral Agreements. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers.

8.2           Authority.  Each of the Owners and other Sellers hereby irrevocably grants the Owners’ Representative full power and authority:

(i)            to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by each Owners’ Representative, in his sole discretion, to be appropriate to consummate this Agreement and the Collateral Agreements;

(ii)           to (1) dispute or refrain from disputing, on behalf of such Seller, any claim made by Merger Sub and/or Parent or any other Person under this Agreement; (2) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (3) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(iii)          to waive, on behalf of such Seller, any closing condition contained in Section VI of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications deemed by the  Owners’ Representative, in his or their sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(iv)          to enforce, on behalf of such Seller, any claim against Merger Sub and Parent arising under this Agreement or the Collateral Agreements;

(v)           to engage attorneys, accountants and agents at the expense of such Seller;

(vi)          to amend this Agreement (other than this Section VIII) or any of the instruments to be delivered to Merger Sub or Parent by such Seller pursuant to this Agreement or the Collateral Agreements; and

(vii)         to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Owners’ Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

8.3           Reliance.  Each Owner and other Seller hereby agrees that:

(i)            in all matters in which action by the Owners’ Representative is required or permitted, the Owners’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among any of the Owners or other Sellers or between any Seller and the Owners’ Representative, and Merger Sub and Parent shall be entitled to rely on any and all action taken by the Owners’ Representative under this Agreement or the Collateral Agreements without any liability to, or obligation to inquire of, any of the Sellers, notwithstanding any knowledge on the part of Merger Sub or Parent of any such dispute or disagreement;

(ii)           notice to the Owners’ Representative, delivered in the manner provided in Section 9.5, shall be deemed to be notice to all the Sellers for the purposes of this Agreement;

(iii)          the power and authority of the Owners’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed;

(iv)          subsequent to the Effective Time, a majority in interest of the Sellers (based on the number of shares of Adjoined capital stock owned immediately prior to the Effective Time) shall have the right, exercisable from time to time upon written notice delivered to the Owners’ Representative and Parent:  (1) to remove the Owners’ Representative, with or without cause; and (2) to appoint any Seller reasonably acceptable to Parent to fill a vacancy caused by the death, resignation or removal of the Owners’ Representative;

(v)           a decision, act, consent or instruction of the Owners’ Representative shall constitute a decision, act, consent or instruction from all of the Sellers and shall be final, binding and conclusive upon each of the Sellers. Parent may rely upon any such decision, act, consent or instruction of the Owners’ Representative as being the decision, act, consent or instruction of every such Seller. Parent is hereby relieved from any liability to any Persons for any acts done by it in accordance with such decision, act, consent or instruction of the Owners’ Representative. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Owners’ Representative; and

(vi)          the Owners’ Representative shall have the right to vote (or grant a proxy to vote) all shares of Parent Common Stock held by the Escrow Agent.

8.4           Indemnification and Release of Owners’ Representative.  Each Seller shall severally indemnify the Owners’ Representative against any Damages (except such Damages as result from the Owners’ Representative’s gross negligence or willful misconduct) that the Owners’ Representative may suffer or incur in connection with any action or omission of the Owners’ Representative in his capacity as such. Each Seller shall bear its Proportionate Share of such Damages. The Owners’ Representative shall not be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Owners’ Representative pursuant to this Section VIII except for the Owners’ Representative’s gross negligence or willful misconduct.

SECTION IX- MISCELLANEOUS

9.1           Limitation on Liability.

(a)           Subject to the other provisions of this Agreement, Parent’s and its subsidiaries’ sole recourse and remedy with respect to the Sellers’ indemnification obligations pursuant to Section 7.3 (other than claims for fraud) shall be to make a claim against the Escrow Fund pursuant to and in accordance with the provisions of the Escrow Agreement and this Section 9.1 and, in the case of any covenant or agreement which contemplates performance after the Effective Time, subject to the other provisions of this Agreement, seek specific performance or injunctive relief.

(b)           (i)            The Owners and other Sellers shall have no liability to indemnify pursuant to Section 7.3(a) or Section 7.3(b)(i) (A) unless Parent or any of its subsidiaries provides to the Owners’ Representative a written notice with respect to Parent’s or such subsidiary’s claim (including, without limitation, a contingent claim (which, for the avoidance of doubt, may include a contingent claim with respect to any of the matters set forth in Schedule 3.10))on or before March 31, 2007, (B) with respect to any liability to the extent reflected in the calculation of the Company’s Working Capital as of Closing, or (C) with respect to the Terminated Employees or 401(k) Termination.

(ii)           Parent shall have no liability to indemnify pursuant to Section 7.3(c)(i) (A) unless the Owners’ Representative or a Seller provides to Parent a written notice with respect to Sellers’ claim on or before March 31, 2007, or (B) with respect to any liability to the extent reflected in the calculation of the Company’s Working Capital as of Closing.

(c)           (i)            The Sellers shall be obligated to indemnify as and to the extent set forth in Section 7.3 only if the aggregate of all of their liability under such indemnity obligations exceeds $1,650,000 (it being agreed that such $1,650,000 figure is to serve as a “trigger” for indemnification), and then only to the extent such aggregate exceeds $825,000, it being understood that such $825,000 figure is to serve as a “deductible” (for example, if the indemnity claims for which the Sellers would, but for the provisions of this Section 9.1(c)(i), be liable aggregate $2,000,000, the Sellers would then be liable for $1,175,000, and not $2,000,000). In addition, in no event shall the aggregate liability of the Sellers pursuant to Section 7.3 exceed the Escrow Fund. Notwithstanding the foregoing, the limitations set forth in this Section 9.1(c)(i) shall not apply to (i) Sellers’ obligations pursuant to Section 1.7(f), Section 1.12 or Section 9.4, (ii) Owners’ obligations arising out of or resulting from a breach or default in performance of Section 7.4, (iii) Key Employees’ obligations arising out of or resulting from a breach or default in performance of Section 7.6, or (iv) Sellers’ obligations arising out of or resulting from a breach of, or inaccuracy in, the last sentence of Section 3.26. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Sellers shall severally (in accordance with each Seller’s Proportionate Share) indemnify and hold harmless Parent and its subsidiaries from and against any and all Damages arising out or resulting from any of the matters set forth in Schedule 3.10, and the parties further acknowledge and agree that the limitations set forth in this Section 9.1(c)(i) shall not apply to any Damages arising out of or resulting from any of the matters set forth in Schedule 3.10.

(ii)           Parent shall be obligated to indemnify as and to the extent set forth in Section 7.3 only if the aggregate of all of its liability under such indemnity obligations exceeds $1,650,000 (it being agreed that such $1,650,000 figure is to serve as a “trigger” for indemnification), and then only to the extent such aggregate exceeds $825,000, it being understood that such $825,000 figure is to serve as a “deductible” (for example, if the indemnity claims for which Parent would, but for the provisions of this Section 9.1(c)(ii), be liable aggregate $2,000,000, Parent would then be liable for $1,175,000, and not $2,000,000). In addition, in no event shall the aggregate liability of Parent pursuant to Section 7.3 exceed $16,500,000. Notwithstanding the foregoing, the limitations set forth in this Section 9.1(c)(ii) shall not apply to (i) Parent’s obligations pursuant to Section 1.7(d), Section 1.7(e) or Section 1.12, or (ii) Parent’s and/or the Surviving Company’s obligations pursuant to Section 7.5.

(d)           In the event that Parent desires to make a claim against the Sellers under Section 7.3 in connection with any action, suit, proceeding or demand at any time instituted against or made upon Parent or the Surviving Company by any third party for which Parent may seek indemnification hereunder (a “Third Party Claim”), Parent shall promptly notify the Owners’ Representative in writing of such Third Party Claim and state with reasonable specificity the circumstances of Parent’s claim for indemnification with respect thereto, provided, however, that the failure to so notify shall not relieve the Sellers of their obligations hereunder, except to the extent that the Sellers are actually prejudiced by such failure. The Owners’ Representative shall have 30 days after receipt of such notice to notify Parent if the Sellers have elected to assume the defense of such Third Party Claim. Such notice from the Owners’ Representative shall (i) state that the settlement or defense of the Third Party Claim will be conducted at all times in good faith and in a reasonable manner (and the Sellers shall so conduct it), (ii) acknowledge the obligation to indemnify Parent in accordance with the terms contained in this Agreement, and (iii) contain an undertaking by the Sellers to promptly reimburse Parent and the Company for all out-of-pocket expenses incurred as a result of the assumption by the Sellers of control of such settlement or defense. If the Sellers elect to assume the defense of such Third Party Claim, the Sellers shall be entitled at their own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing (reasonably satisfactory to Parent) on behalf and in the name of Parent and/or the Surviving Company; and, upon request of the Owners’ Representative, Parent and the Surviving Company shall render all such assistance as the Owners’ Representative may reasonably request in connection with such dispute and the defense or settlement thereof. Parent shall be entitled to participate in (but not control) the defense of such Third

Party Claim with its own counsel at its own expense. The Sellers shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Owners’ Representative fails to notify Parent within 30 days after receipt of notice of a Third Party Claim, Parent shall be entitled to assume the defense of such Third Party Claim at the expense of the Sellers, provided that Parent may not settle any Third Party Claim without consent of the Owners’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Parent and the Surviving Company agree to use all reasonable commercial efforts to mitigate all Damages that could reasonably be expected to be subject to an indemnification claim pursuant to Section 7.3. Without limiting the generality of the foregoing, Parent and the Surviving Company shall use all reasonable commercial efforts to pursue with reasonable diligence all available recoveries under insurance policies and other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement) and agree that they will not release or permit to be released any such collateral sources from any such obligations which they may have. If any insurance proceeds and/or other amounts are received by Parent and/or the Surviving Company after payment by the Sellers or the Escrow Agent of any amount otherwise required to be paid pursuant to Section 7.3, Parent and the Surviving Company shall repay to the Owners’ Representative (for redelivery to the Sellers) or the Escrow Agent, as applicable, promptly after the receipt of such insurance proceeds and/or other amounts, the excess, if any, of (i) the amount that the Sellers’ would not have had to pay pursuant to Section 7.3 had such insurance proceeds and/or other amounts been received by Parent and/or the Surviving Company prior to the Sellers’ payment under Section 7.3, over (ii) the amount of all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and premium adjustments (whether retroactive or prospective) incurred by Parent and the Surviving Company in their pursuit of such insurance proceeds.

(f)            The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 7.3 and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Effective Time with respect to breaches of representations, warranties, covenants and agreements in this Agreement (except for fraud and the right to seek specific performance or injunctions with respect to covenants or agreements to be performed subsequent to the Effective Time). To the maximum extent permitted by law, the parties hereby waive and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such breach, whether under any Legal Requirements, at common law or otherwise. In the event of fraud, recourse shall only extend to those Persons committing fraud.

(g)           Parent acknowledges that neither Adjoined nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company except as expressly set forth in this Agreement, and Parent further agrees that neither Adjoined nor any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including, without limitation, any information, document or material made available to Parent and its representatives in management presentations or any other form in expectation of the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ADJOINED NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY, AND PARENT EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(h)           Adjoined, the Owners’ Representative and the Owners acknowledge that neither Parent nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent and/or any of its subsidiaries except as expressly set forth in this Agreement, and Adjoined, the Owners’ Representative and the Owners further agree that neither Parent nor any other Person will have or be subject to any liability to Adjoined, the Owners’ Representative, the Owners or the other Sellers or any other Person resulting from the distribution to Adjoined, or Adjoined’s use of, any such information, including, without limitation, any information, document or material made available to Adjoined and its representatives in management presentations or any other form in expectation of the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT AND/OR ANY OF ITS SUBSIDIARIES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF PARENT AND/OR ANY OF ITS SUBSIDIARIES, ADJOINED, THE OWNERS’ REPRESENTATIVE AND THE OWNERS EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

(i)            In connection with Parent’s investigation of the Company, Parent has received from or on behalf of the Company certain estimates, forecasts, plans and financial projections. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that Parent shall have no claim against Adjoined or any other Person with respect thereto. Accordingly, Adjoined makes no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

(j)            In connection with the Company’s investigation of Parent, the Company has received from or on behalf of Parent and its subsidiaries certain estimates, forecasts, plans and financial projections. The Company, the Owners’ Representative and the Owners acknowledge that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that the Company, the Owners’ Representative and the Owners are familiar with such uncertainties, that the Company, the Owners’ Representative and the Owners are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to the Company (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that the Company, the Owners’ Representative, the Owners and the other Sellers shall have no claim against Parent or any other Person with respect thereto. Accordingly, Parent makes no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

9.2           Confidentiality.

(a)           Prior to the Closing, each of Parent and Merger Sub shall, and shall cause its Affiliates and its and their respective employees, agents, accountants, legal counsel and other representatives (including their prospective financing sources and their respective counsel) and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, Merger Sub or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, Merger Sub or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Parent, Merger Sub or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Parent, Merger Sub or their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; provided that Parent promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 9.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Parent in bona fide discussions or negotiations with prospective lenders and their respective counsel.

(b)           Prior to the Closing, the Company shall, and shall cause its Affiliates, employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Parent and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by the Company, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; provided that the Company shall promptly notify Parent of any disclosure pursuant to clause (iii) of this Section 9.2(b); and provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by the Company in bona fide discussions or negotiations with Parent’s prospective lenders and their respective counsel.

9.3           Brokers.  Regardless as to whether the Closing shall occur, (i) the Sellers shall severally (in accordance with each Seller’s Proportionate Share) indemnify and hold harmless Parent from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by Adjoined or any Affiliate in respect of the transactions contemplated by this Agreement, and (ii) Parent shall indemnify and hold harmless the Company and Sellers from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Parent or any Affiliate in respect of the transactions contemplated by this Agreement.

9.4           Costs and Expenses.  Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement, the financing thereof, and the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’, brokers’ and other professional fees and expenses (the “Transaction Expenses”); provided, however, that the Sellers shall severally (in accordance with each Seller’s Proportionate Share) be responsible for and shall discharge at or prior to Closing all Transaction Expenses incurred by or on behalf of the Company if and to the extent not otherwise paid by the Company (or, pursuant to Section 2.2(a), directed to be paid) at or prior to Closing (it being the parties’ agreement that Parent shall not bear or otherwise be liable for any such unpaid expenses).

9.5           Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by telecopier, or by Fed Ex, UPS or other reputable overnight courier, as follows:

IF TO PARENT:	Kanbay International, Inc.
6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
Attn: Robert A. Williams, General Counsel
Telecopy No.: (847) 384-4788

With a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attn: Leland E. Hutchinson and
Matthew F. Bergmann
Telecopy No.: (312) 558-5700

IF TO ADJOINED, THE OWNERS’	Before Closing:
REPRESENTATIVE AND/OR
ANY OF THE OWNERS:	Adjoined Consulting, Inc.
5301 Blue Lagoon Drive, Suite 700
Miami, Florida 33126
Attn: Daniel E. Reed, Chief Financial Officer
Telecopy No.: (305) 261-9074

After Closing:

Matthew Newton
Columbia Capital LLC
201 North Union Street
Suite 300
Alexandria, Virginia 22314
Telecopy No.: (703) 519-5870

In each case with a copy to:

Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016
Attn: Bruce E. Macdonough
Telecopy No.: (602) 445-8618

Each of the above addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

9.6           Arbitration; Governing Law; Waiver of Jury Trial.

(a)           Subject to Section 1.11 hereof, if the parties should have a dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner:  (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue(s) for which such notice initiates the dispute resolution mechanism contemplated by this Section 9.6(a); (ii) during the thirty (30) day period following the delivery of the notice described in Section 9.6(a)(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue(s) through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue(s) through negotiation, then within thirty (30) days after the period described in Section 9.6(a)(ii) above, either party may file an arbitration demand with the American Arbitration Association (“AAA”) for final and binding arbitration (to the exclusion of a court of law) in Chicago, Illinois in accordance with the then existing Commercial Arbitration Rules (the “Rules”) of the AAA, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be as set forth in Section 9.6(b) hereof. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a panel of three arbitrators (unless Parent and the Owners’ Representative mutually agree to a single arbitrator, in which case there shall be a single arbitrator) who shall be appointed by mutual agreement of Parent and the Owners’ Representative. In the event of the failure of Parent and the Owners’ Representative to agree within forty-five (45) days after the commencement of the arbitration proceeding upon the appointment of panel of arbitrators (three or one), the panel shall be appointed in accordance with the Rules. Upon the completion of the selection of the panel, an award or decision shall be rendered as soon as practicable. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the Federal District Court for the Northern District of Illinois.

(b)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.7           Survival of Representations and Warranties.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations set forth in this Agreement. All of the representations and warranties in this Agreement shall survive the Closing until March 31, 2007. This Section 9.7 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

9.8           Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules attached hereto, and any ancillary agreement executed concurrently herewith, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein. The adoption of this Agreement and the approval of the Merger by the Owners constitutes approval of the Escrow Agreement and all of the transactions and arrangements contemplated thereby and hereby, including (i) the establishment of the Escrow Fund, (ii) the indemnification provisions set forth herein, and (iii) the appointment of the Owners’ Representative. Subject to Section VIII hereof, no supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby; provided, however, that if the Closing shall occur, any of the conditions specified in Section VI hereof that have not been satisfied shall be deemed to have been waived. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.9           Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs and personal representatives; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Parent’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Parent’s rights (but not obligations) to any lender, but no such assignment shall constitute a release of the assigning party, and the assigning party shall continue to be bound hereby. Except for the provisions of Section 7.5 hereof, nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties hereto and their respective permitted successors, assigns, heirs and personal representatives) any rights, benefits or obligations hereunder.

9.10         Exhibits and Schedules.  The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the specific representation(s) to which such Schedule specifically relates except where (i) there is an explicit cross-reference to another Schedule, or (ii) Parent could reasonably be expected to ascertain the scope of a modification to other representations.

9.11         Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12         References and Construction.

(a)           Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and GAAP, respectively, unless the context otherwise requires.

(b)           The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.13         Consent to Merger.  Each of the Owners, in his, her or its capacity as a holder of shares of Adjoined capital stock, as evidenced by his, her or its signature hereto, does hereby waive all notice of the time, place and purposes of a special meeting of Adjoined’s stockholders for the purpose of adopting this Agreement and approving the Merger, and pursuant to the Corporation Law, does hereby consent in writing to the adoption of this Agreement and the approval of the Merger pursuant to the terms of this Agreement.

SECTION X- DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Section X or elsewhere in this Agreement.

10.1         Affiliate.  The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

10.2         Affiliated Group.  The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

10.3         Available Cash.  The term “Available Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) held by the Company, calculated in accordance with GAAP applied on a basis consistent with the accounting principles, practices and procedures used in the preparation of the Company’s December 31, 2004 balance sheet included in the 2004 Audited Financial Statements.

10.4         Cause.  The term “Cause” shall mean any of the following: (i) Key Employee’s commission of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Key Employee, which is intended to cause, causes or is reasonably likely to cause material harm to the Surviving Company or an Affiliate, monetarily, reputationally or otherwise; (ii) Key Employee’s commission or conviction of, or plea of nolo contendere to, any felony or any crime or offense involving dishonesty or fraud or that is significantly injurious to the Surviving Company or an Affiliate, monetarily, reputationally or otherwise; (iii) Key

Employee’s willful neglect of or continued failure to substantially perform, in any material respect, his duties (as assigned to Key Employee from time to time) or obligations (including a violation of policy) to the Surviving Company or an Affiliate other than any such failure resulting from his incapacity due to physical or mental illness; or (iv) Key Employee’s abuse of illegal drugs or other controlled substances or habitual intoxication. For purposes of this definition, an act or omission is “willful” if it was knowingly done, or knowingly omitted to be done, by Key Employee not in good faith and without reasonable belief that the act or omission was in the best interest of the Surviving Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Surviving Company’s board of managers or based upon the advice of counsel for the Surviving Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Surviving Company. The Surviving Company has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether Key Employee who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Agreement.

10.5         Code.  The term “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

10.6         Collateral Agreements.  The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.7         Combined Business.  The term “Combined Business” shall mean the business conducted by Parent, the Surviving Company or any of their respective Affiliates, including, without limitation, the business of providing strategic consulting services, IT strategy services, business process and technology advisory services, software and application development services, maintenance and support services, network and system security services, supply chain management services, customer value management services, technology and software integration services, enterprise resource management services, business intelligence services, enterprise architecture services, e-business and internet solutions services, outsourcing and research services or other specialized services.

10.8         Company Employees.  The term “Company Employees” shall mean all employees of Adjoined or any Subsidiary immediately prior to the Closing Date, including those on lay-off, disability or leave of absence, paid or unpaid.

10.9         Confidential Information.  The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Company and/or the Surviving Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any Owner or of which any Owner became aware as a consequence of or through his employment with or ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

10.10       Contracts.  The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties, or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

10.11       Damages.  The term “Damages” shall mean any and all damages (including direct damages and loss of revenue and income but excluding incidental, punitive, speculative, lost opportunity, multiple of profits, and consequential or special damages of any nature other than those payable by Parent or any of its subsidiaries to a third party), liabilities, losses, penalties, fines, judgments, claims, deficiencies, costs, expenses and assessments (including, without limitation, income and other Taxes, interest, and reasonable attorneys’ and accountants’ fees and disbursements).

10.12       Financial Statements.  The term “Financial Statements” shall mean balance sheets and related statements of income, stockholders’ equity and cash flows.

10.13       Funded Indebtedness.  The term “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, (ii) capital lease obligations classified as such in accordance with GAAP (“Capital Leases”), and (iii) interest expense accrued but unpaid, and all prepayment premiums, on such outstanding indebtedness (it being agreed that Funded Indebtedness shall only include loan agreement and letter of credit obligations if and to the extent that there are outstanding and unpaid draws as of the Closing); provided, however, that the parties agree that the Company’s only Capital Leases are those listed on Schedule 2.5.

10.14       GAAP.  “GAAP” means U.S. generally accepted accounting principles.

10.15       Good Reason.  The term “Good Reason” shall mean any one of the following events, without Key Employee’s written consent: (i) the assignment to Key Employee of duties materially inconsistent with Key Employee’s then-current level of authority or responsibilities, or any other action by the Surviving Company or an Affiliate that results in a material diminution in Key Employee’s position, compensation, authority, duties or responsibilities; (ii) a breach by the Surviving Company or an Affiliate of any material term or covenant of any agreement with Key Employee; (iii) a requirement that Key Employee be based at any office or location that is more than thirty-five (35) miles from the Surviving Company’s current principal office location; or (iv) a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Surviving Company or the Affiliate employing Key Employee to assume expressly and agree to perform its employment obligations to Key Employee in the same manner and to the same extent that the Surviving Company or an Affiliate would be required to perform them if no such succession had taken place. Key Employee must provide the Surviving Company written notice of any claim of Good Reason within sixty (60) days after the occurrence of any action/inaction giving rise to such claim, and the Surviving Company or its Affiliate will have thirty (30) days to cure such claim.

10.16       Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States and Canada) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

10.17       Hazardous Material.  The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined as of the date hereof or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

10.18       Income Tax.  The term “Income Tax” shall mean any Federal, state, local or foreign Tax based on, measured by or with respect to income, including any interest, penalty or addition thereto.

10.19       IRS.  The term “IRS” shall mean the Internal Revenue Service.

10.20       Kanbay Material Adverse Effect.  The term “Kanbay Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations or prospects of Parent and its subsidiaries, taken as a whole; provided, however, that any change or effect that is generally applicable to (i) the industries and markets in which Parent and its subsidiaries operate; (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Kanbay Material Adverse Effect, in each case to the extent that such change or effect does not have a materially disproportionate effect on Parent and its subsidiaries relative to other Persons operating in the industries and markets in which Parent and its subsidiaries operate.

10.21       Key Employees.  The term “Key Employees” means Rodney J. Rogers, Daniel E. Reed, Andrew Duncan, David Northington and Kevin Reid.

10.22       Knowledge of the Company.  The term “Knowledge of the Company” shall mean the actual knowledge, without investigation, of any of the Key Employees with respect to the matter in question.

10.23       Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.

10.24       Material Adverse Effect.  The term “Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations or prospects of Adjoined and the Subsidiaries, taken as a whole; provided; however, that any change or effect that is generally applicable to (i) the industries and markets in which Adjoined and the Subsidiaries operate; (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Material Adverse Effect, in each case to the extent that such change or effect does not have a materially disproportionate effect on the Company relative to other Persons operating in the industries and markets in which the Company operates; and provided, further, that any adverse change or effect on Adjoined or the Subsidiaries resulting from the failure of Parent to consent to any of the actions proscribed by Section 5.3 hereof shall also be excluded from the determination of Material Adverse Effect.

10.25       Other Taxes.  The term “Other Taxes” shall mean all Taxes other than Income Taxes.

10.26       Permits.  The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

10.27       Person.  The term “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

10.28       Prior Acquisition Agreements.  The term “Prior Acquisition Agreements” shall mean the (i) Agreement and Plan of Merger, dated January 29, 2001, by and among Adjoined Technologies, Inc. (predecessor to Adjoined Consulting, Inc.), LS Acquisition Corp., LogicSpan, Inc., Helena May, Alan Crowther and Larry Chu, (ii) Asset Purchase Agreement, dated February 7, 2003, between Adjoined Consulting, Inc. and Plaut Consulting, Inc., (iii) Asset Purchase Agreement, dated January 18, 2005 (the “Cima Agreement”), by and among Adjoined Consulting, Inc., Cima Consulting Group, Inc., Keith Diego, Kenneth Free, Alfredo Gonzalez, Michael Greene, Will Hardy, Glenn Myer, and Derek Shipes, (iv) Asset Purchase Agreement, dated May 1, 2005 (the “Sapphire Agreement”), among Adjoined Consulting, Inc., Sapphire Consulting Company, Susan Richards, and Nagaraj Juttukonda and (v) Agreement and Plan of Merger, dated September 1, 2005 (the “Gazelle Agreement”), among Adjoined Consulting, Inc., Gazelle Acquisition Inc., GZC Group, LLC, Gazelle Consulting, Inc, Joe Moye, Steve Bowles, The Lamer Corporation, Robb Jenkins, Jacque Jenkins, Cheri Bowles, Sam Boyd, Charlie Simpson, Brookside Management, L.W. Cummings, David Burre, and Frontier Fund I, L.P.

10.29       Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or leased by the Company.

10.30                     Proportionate Share.  The term “Proportionate Share” shall mean, as to each Seller, the quotient of (x) the number of shares of Adjoined capital stock owned by such Seller immediately prior to the Effective Time, divided by (y) the total number of shares of Adjoined capital stock owned by all Sellers immediately prior to the Effective Time.

10.31                     Service.  The term “Service” shall mean each service or product offered, distributed or sold by the Company and any other services or products with respect to which the Company has any liability, proprietary rights or beneficial interest.

10.32                     Tax.  The term “Tax” or “Taxes” shall mean any and all Federal, state, local and foreign income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not, and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

10.33                     Tax Return.  The term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or similar statement required to be filed for any jurisdiction (whether federal, state, local or foreign) relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

10.34                     Trade Secrets.  The term “Trade Secrets” shall mean information of the Company and/or the Surviving Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.35                     Working Capital.  The term “Working Capital” shall mean the difference between (i) the Company’s accounts and notes receivable and unbilled revenue, prepaid expenses and other current assets, and (ii) the Company’s accounts payable, accrued expenses and deferred revenue, in each case calculated in accordance with GAAP applied on a basis consistent with the accounting principles, practices and procedures used in the preparation of the Company’s December 31, 2004 balance sheet included in the 2004 Audited Financial Statements; provided, however, that in no event shall Working Capital reflect (x) Available Cash or deferred tax assets, or (y) any reserves, accruals or other liabilities with respect to (i) the Company’s purchase price obligations under the Prior Acquisition Agreements, (ii) severance or similar payments (if any) due the Terminated Employees, (iii) capital lease obligations and other Funded Indebtedness, and/or (iv) the 401(k) Termination.

[Signature Page to Merger Agreement]

EXECUTED as of the date first written above.

PARENT:

KANBAY INTERNATIONAL, INC.

By:	/s/ Raymond J. Spencer
Raymond Spencer,
Chief Executive Officer

MERGER SUB:

KANBAY CONSULTING, LLC

By:	/s/ Raymond J. Spencer
Raymond Spencer,
President

ADJOINED:

ADJOINED CONSULTING, INC.

By:	/s/ Rodney J. Rogers
Rodney J. Rogers,
Chief Executive Officer

[Signature Page to Merger Agreement]

THE OWNERS:

COLUMBIA CAPITAL EQUITY PARTNERS, III (QP), L.P.

By:	Columbia Capital Equity Partners III, L.P.,
its General Partner

	By:	/s/ Donald A. Doering
	Name:	Donald A. Doering
	Title:	CFO

COLUMBIA ADJOINED PARTNERS III, L.L.C.

By:	Columbia Capital III, L.L.C., its Manager

	By:	/s/ Donald A. Doering
	Name:	Donald A. Doering
	Title:	CFO

[Signature Page to Merger Agreement]

NORO-MOSELEY PARTNERS V, L.P.

By:	Moseley & Company V, L.L.C., General Partner

	By:	/s/ Authorized Signatory
Member

NORO-MOSELEY PARTNERS V-B, L.P.

By:	Moseley & Company V, L.L.C., General Partner

	By:	/s/ Authorized Signatory
Member

[Signature Page to Merger Agreement]

C/MAX CAPITAL LIMITED PARTNERSHIP-III

By:	C/max Capital-III, LLC, its general partner

	By:	/s/ Marc M. Watson
	Name:	Marc M. Watson
	Title:	Managing Member

C/MAX CAPITAL LIMITED PARTNERSHIP-IV,

By:	C/max Capital (Entente Investment GP)-
IV, LLC, its general partner

	By:	/s/ Marc M. Watson
	Name:	Marc M. Watson
	Title:	Managing Member

[Signature Page to Merger Agreement]

/s/ Thomas G. Richardson
Thomas G. Richardson

[Signature Page to Merger Agreement]

/s/ Augusto L. Vidaurreta
Augusto L. Vidaurreta

[Signature Page to Merger Agreement]

Rogers Capital, LP

By:	/s/ Rodney J. Rogers
Rodney J. Rogers, its General Partner

/s/ Rodney J. Rogers
Rodney J. Rogers

[Signature Page to Merger Agreement]

Reid Holdings, L.P.

By:	/s/ Kevin Reid
Kevin Reid, its General Partner

[Signature Page to Merger Agreement]

/s/ Daniel E. Reed
Daniel E. Reed

[Signature Page to Merger Agreement]

Pruitt Enterprises, L.P.

By:	Pruitt Ventures, Inc., its general partner

By:	/s/ William D. Pruitt
William D. Pruitt, President

/s/ Ileana Pruitt
Ileana Pruitt

[Signature Page to Merger Agreement]

Key Employee Acknowledge and Agreement
As to Section 7.6 Non-Competition Provisions:

/s/ Rodney J. Rogers	/s/ David Northington
Rodney J. Rogers	David Northington

/s/ Daniel E. Reed	/s/ Kevin Reid
Daniel E. Reed	Kevin Reid

/s/ Andrew Duncan
Andrew Duncan